Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of KEMET Corporation

We have audited the accompanying consolidated balance sheet of KEMET Corporation and subsidiaries as of March 31, 2010 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of KEMET Corporation and subsidiaries at March 31, 2010, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), KEMET Corporation’s internal control over financial reporting as of March 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 25, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Greenville, South Carolina

May 25, 2010, except for Note 19,

as to which the date is October 26, 2010.

Report of Independent Registered Public Accounting Firm

The Board of Directors

KEMET Corporation:

We have audited the accompanying consolidated balance sheet of KEMET Corporation and subsidiaries as of March 31, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended March 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Arcotronics Italia S.p.A and subsidiaries (Arcotronics Group), a wholly-owned subsidiary, which statements reflect total assets constituting approximately 20 percent in 2009, and total net sales constituting approximately 19 percent and 10 percent in 2009 and 2008, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Arcotronics Group, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KEMET Corporation and subsidiaries as of March 31, 2009, and the results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2009 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 10 to the consolidated financial statements as previously filed November 5, 2009, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109), as of April 1, 2007.

As discussed in Note 2b to the consolidated financial statements as previously filed November 5, 2009, the Company adopted the provisions of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), as of April 1, 2009, and accordingly, adjusted the previously issued consolidated balance sheets as of March 31, 2009 and 2008 and related statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended March 31, 2009.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2a to the consolidated financial statements as previously filed November 5, 2009, the Company has experienced a decline in net sales, profitability and liquidity during the year ended March 31, 2009. As further disclosed in Note 2a, the Company currently forecasts that it will meet the financial covenants required by its debt agreements with lenders at each of the measurement dates during fiscal year 2010. Given the degree of uncertainty with respect to the near-term outlook for the global economy and the possible effects on the Company’s operations, there is significant uncertainty as to whether the Company’s forecasts will be achieved. Furthermore, the Company currently anticipates that it will continue to experience severe pressure on its liquidity during fiscal year 2010. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2a to the consolidated financial statements as previously filed November 5, 2009. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
KPMG LLP

Greenville, South Carolina

June 30, 2009, except with respect to the change in accounting for convertible debt to reflect the adoption of the provisions of FASB Staff Position No. APB 14-1, as to which the date is as of November 5, 2009 and with respect to Note 19 as to which the date is as of October 26, 2010.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

ARCOTRONICS ITALIA S.p.A.

Sasso Marconi, Italy

We have audited the consolidated balance sheets of Arcotronics Italia S.p.A. and subsidiaries (the “Company”) (a wholly owned subsidiary of KEMET Electronics Corporation, the “Parent Company”) as of March 31, 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended March 31, 2009 and the period from October 12, 2007 (acquisition date) to March 31, 2008 (all expressed in euros and not separately presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Arcotronics Italia S.p.A. and subsidiaries as of March 31, 2009, and the results of their operations and their cash flows for the year ended March 31, 2009 and the period from October 12, 2007 (acquisition date) to March 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements for the year ended March 31, 2009, have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company’s recurring losses from operations, stockholders’ deficit, and inability to generate sufficient cash flow to meet its obligations and sustain its operations, including restructuring plans, raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 3 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE S.p.A.

/s/ DELOITTE & TOUCHE S.p.A.
Bologna, Italy
June 29, 2009

KEMET CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except per share data)

	March 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$79,199	$39,204
Accounts receivable, net	141,795	120,139
Inventories, net	150,508	154,981
Prepaid and other current assets	14,380	11,245
Deferred income taxes	2,129	151
Total current assets	388,011	325,720
Property, plant and equipment, net	319,878	357,977
Intangible assets, net	21,806	24,094
Other assets	11,266	6,360
Total assets	$740,961	$714,151
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$17,880	$25,994
Accounts payable	78,829	49,864
Accrued expenses	63,606	53,593
Income taxes payable	1,096	1,127
Total current liabilities	161,411	130,578
Long-term debt	231,629	280,752
Other non-current obligations	55,626	57,316
Deferred income taxes	8,023	5,466
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01, authorized 300,000, shares issued 88,525 shares at March 31, 2010 and 2009, respectively	885	885
Additional paid-in capital	479,115	367,257
Retained deficit	(150,789)	(81,342)
Accumulated other comprehensive income	11,990	12,663
Treasury stock, at cost (7,390 and 7,714 shares at March 31, 2010 and 2009, respectively)	(56,929)	(59,424)
Total stockholders’ equity	284,272	240,039
Total liabilities and stockholders’ equity	$740,961	$714,151

See accompanying notes to consolidated financial statements.

KEMET CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Amounts in thousands except per share data)

	Fiscal Years Ended March 31,
	2010	2009	2008
Net sales	$736,335	$804,385	$850,120
Operating costs and expenses:
Cost of sales	611,638	736,551	696,806
Selling, general and administrative expenses	86,085	93,505	97,639
Research and development	22,064	28,956	35,699
Restructuring charges	9,198	30,874	25,341
Goodwill impairment	—	174,327	—
Write down of long-lived assets	656	67,624	4,218
Net gain on sales and disposals of assets	(1,003)	(25,505)	(702)
Curtailment gains on benefit plans	—	(30,835)	—
Total operating costs and expenses	728,638	1,075,497	859,001
Operating income (loss)	7,697	(271,112)	(8,881)
Other (income) expense:
Interest income	(188)	(618)	(6,061)
Interest expense	26,008	29,789	21,696
Increase in value of warrant	81,088	—	—
(Gain) loss on early extinguishment of debt	(38,921)	2,212	—
Other (income) expense, net	4,121	(14,084)	(4,412)
Loss before income taxes	(64,411)	(288,411)	(20,104)
Income tax expense (benefit)	5,036	(3,202)	5,111
Net loss	$(69,447)	$(285,209)	$(25,215)
Net loss per share:
Basic and diluted	$(0.86)	$(3.54)	$(0.30)

See accompanying notes to consolidated financial statements.

KEMET CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss)

(Amounts in thousands)

	Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stock- holders’ Equity
Balance at March 31, 2007	83,752	$882	$365,411	$225,427	$30,418	$(44,719)	$577,419
Adjustment to adopt FASB ASC 740-10	—	—	—	3,655	—	—	3,655
Comprehensive income (loss):
Net loss	—	—	—	(25,215)	—	—	(25,215)
Unrealized gain (loss) on foreign exchange contracts, net	—	—	—	—	(91)	—	(91)
Changes in pension net prior service credit and actuarial gains, net	—	—	—	—	154	—	154
Changes in retirement plan net prior service credit and actuarial gains, net	—	—	—	—	(1,213)	—	(1,213)
Foreign currency translation	—	—	—	—	35,205	—	35,205
Mark to market U.S. treasuries	—	—	—	—	1,092	—	1,092
Total comprehensive income							9,932
Exercise of stock options	22	—	(91)	—	—	222	131
Stock-based compensation expense	—	—	3,340	—	—	—	3,340
Vesting of restricted stock	150	—	(1,524)	—	—	1,524	—
Purchases of stock by employee savings plan	85	—	575	—	—	—	575
Treasury stock repurchase	(3,719)	—	—	—	—	(18,221)	(18,221)
Balance at March 31, 2008	80,290	882	367,711	203,867	65,565	(61,194)	576,831
Comprehensive income (loss):
Net loss	—	—	—	(285,209)	—	—	(285,209)
Unrealized gain (loss) on foreign exchange contracts, net	—	—	—	—	(763)	—	(763)
Changes in pension net prior service credit and actuarial gains, net	—	—	—	—	(2,677)	—	(2,677)
Changes in retirement plan net prior service credit and actuarial gains, net	—	—	—	—	(19,209)	—	(19,209)
Foreign currency translation	—	—	—	—	(30,253)	—	(30,253)
Total comprehensive loss							(338,111)
Stock-based compensation expense	—	—	1,070	—	—	—	1,070
Vesting of restricted stock	236	—	(1,770)	—	—	1,770	—
Purchases of stock by employee savings plan	285	3	246	—	—	—	249
Balance at March 31, 2009	80,811	885	367,257	(81,342)	12,663	(59,424)	240,039
Comprehensive income (loss):
Net loss	—	—	—	(69,447)	—	—	(69,447)
Changes in pension net prior service credit and actuarial gains, net	—	—	—	—	(560)	—	(560)
Changes in retirement plan net prior service credit and actuarial gains, net	—	—	—	—	(2,090)	—	(2,090)
Foreign currency translation	—	—	—	—	1,977	—	1,977
Total comprehensive loss							(70,120)
Issuance of warrant	—	—	112,488				112,488
Stock-based compensation expense	—	—	1,865	—	—	—	1,865
Vesting of restricted stock	324	—	(2,495)	—	—	2,495	—
Purchases of stock by employee savings plan	—	—	—	—	—	—	—
Balance at March 31, 2010	81,135	$885	$479,115	$(150,789)	$11,990	$(56,929)	$284,272

See accompanying notes to consolidated financial statements.

KEMET CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Fiscal Years Ended March 31,
	2010	2009	2008
Sources (uses) of cash and cash equivalents
Operating activities:
Net loss	$(69,447)	$(285,209)	$(25,215)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Increase in value of warrant	81,088	—	—
Goodwill impairment	—	174,327	—
Gain on early extinguishment of debt	(38,921)	—	—
Depreciation and amortization	52,644	58,125	52,375
Amortization of debt discount and debt issuance costs	13,392	9,918	8,769
Write down of long-lived assets	656	67,624	4,218
Net gain on sales and disposals of assets	(1,003)	(25,505)	(702)
Curtailment gains on benefit plans	—	(30,835)	—
Stock-based compensation expense	1,865	1,070	3,340
Pension and other post-retirement benefits	(2,716)	(3,742)	1,059
Deferred income taxes	2,051	(8,146)	2,342
Changes in assets and liabilities:
Accounts receivable	(18,263)	44,777	1,810
Inventories	7,168	71,308	(8,214)
Prepaid expenses and other current assets	(5,647)	4,055	3,217
Accounts payable	26,605	(67,356)	(15,499)
Accrued expenses and income taxes	10,647	(490)	(43,542)
Deferred income taxes payable	(1,472)	(2,906)	(5,751)
Other non-current obligations	(4,366)	(1,290)	1,276
Other	339	—	(46)
Net cash provided by (used in) operating activities	54,620	5,725	(20,563)
Investing activities:
Capital expenditures	(12,921)	(30,541)	(43,605)
Proceeds from sale of assets	1,500	34,870	3,018
Acquisitions, net of cash received	—	(1,000)	(69,896)
Change in restricted cash	—	3,900	(37)
Proceeds from sale of fuel cell business	—	—	5,759
Proceeds from maturity of short-term investments	—	—	46,076
Other	—	—	(768)
Net cash provided by (used in) investing activities	(11,421)	7,229	(59,453)
Financing activities:
Proceeds from issuance of debt	62,393	23,317	142,014
Payment of long-term debt	(57,494)	(75,487)	(170,150)
Debt extinguishment and issuance costs	(7,811)	(1,574)	(602)
Proceeds from sale of common stock to employee savings plan	—	249	575
Purchases of treasury stock	—	—	(18,221)
Proceeds from exercise of stock options	—	—	131
Net cash used in financing activities	(2,912)	(53,495)	(46,253)
Net increase (decrease) in cash and cash equivalents	40,287	(40,541)	(126,269)
Effect of foreign currency fluctuations on cash	(292)	(1,638)	1,963
Cash and cash equivalents at beginning of fiscal year	39,204	81,383	205,689
Cash and cash equivalents at end of fiscal year	$79,199	$39,204	$81,383
Supplemental Cash Flow Statement Information:
Interest paid, net of capitalized interest	$16,107	$21,255	$9,330
Income taxes paid	3,910	5,199	6,198

See accompanying notes to the consolidated financial statements.

KEMET CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1: Organization and Significant Accounting Policies

Nature of Business and Organization

KEMET Corporation which together with its subsidiaries is referred to herein as “KEMET” or the “Company” is a leading manufacturer of tantalum capacitors, multilayer ceramic capacitors, film capacitors, electrolytic capacitors, paper capacitors and solid aluminum capacitors. The Company is headquartered in Greenville, South Carolina, and has manufacturing plants and distribution centers located in the United States, Mexico, Europe and Asia. Additionally, the Company has wholly-owned foreign subsidiaries which primarily provide sales support for KEMET’s products in foreign markets.

KEMET is organized into three distinct business groups: the Tantalum Business Group (“Tantalum”), the Ceramic Business Group (“Ceramic”) and the Film and Electrolytic Business Group (“Film and Electrolytic”). Each business group is responsible for the operations of certain manufacturing sites as well as all related research and development efforts. The sales and marketing functions are shared by each of the business groups and the costs of which are allocated to the business groups based on the business groups’ respective budgeted net sales.

During fiscal year 2009, the Company had experienced declines in net sales, profitability and liquidity and had forecasted that it would meet the financial covenants required by its debt agreements with lenders at each of the measurement dates during fiscal year 2010 by a narrow margin. Given the degree of uncertainty with respect to the near-term outlook for the global economy and the possible effects on the Company’s operations, there was significant uncertainty as to whether the Company’s forecasts would be achieved. Furthermore, the Company anticipated that it would continue to experience severe pressure on its liquidity during fiscal year 2010. These matters raised substantial doubt about the Company’s ability to continue as a going concern. The Company’s previous independent registered public accounting firms included an explanatory paragraph in their audit reports for the Company’s 2009 consolidated financial statements and the consolidated financial statements of Arcotronics Italia S.p.A. (“Arcotronics”), that indicated there was uncertainty that the Company would continue as a going concern.

As of March 31, 2010, the Company’s independent registered public accounting firm issued an unqualified opinion that did not include an explanatory paragraph with respect to going concern uncertainty. In the first quarter of fiscal year 2010, the Company consummated a tender offer to extinguish $93.9 million in aggregate principal amount of the 2.25% Convertible Senior Notes (the “Convertible Notes”) and executed the Revised Amended and Restated Platinum Credit Facility with K Financing as amended on September 30, 2009 (the “Revised Amended and Restated Platinum Credit Facility”) and amendments to the UniCredit Corporate Banking S.p.A. (“UniCredit”) facilities which improved the Company’s liquidity. On May 5, 2010, the Company completed a private placement of $230.0 million of 10.5% Senior Notes due 2018, see Note 18, “Subsequent Events.” In addition, during fiscal year 2010, the Company’s liquidity improved as a result of management initiated cost reductions and working capital initiatives, and increases in net sales. Improving global economic conditions led to higher sales in each of the quarters following the fourth quarter of fiscal year 2009 when the impact of the economic downturn had its most adverse affect on the Company’s sales. Net sales for the first quarter of fiscal year 2010 improved to $150.2 million, a 10.4% increase over the fourth quarter of fiscal year 2009, and net sales improved to $173.3 million in the second quarter of fiscal year 2010, a 15.4% increase compared to first quarter of fiscal year 2010. Similarly, net sales further improved to $199.9 million in the third quarter of fiscal year 2010, a 15.3% increase compared to the second quarter of fiscal year 2010, and net sales improved to $213.0 million in the fourth quarter of fiscal year 2010, a 6.5% increase compared to the third quarter of fiscal year 2010.

Basis of Presentation

Certain amounts for fiscal years 2009 and 2008 have been reclassified to conform to the fiscal year 2010 presentation.

Principles of Consolidation

The accompanying consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash Equivalents

Cash equivalents of $28.8 million and $11.3 million at March 31, 2010 and 2009, respectively, consist of money market accounts with an initial term of less than three months. For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Restricted Cash

During April 2006 and in conjunction with a contractual provision in a commercial agreement, KEMET put in place a performance bond in the amount of €2.5 million through a European bank. An interest-bearing deposit was placed with a European bank for €2.8 million. The deposit is in KEMET’s name and KEMET receives all interest earned by this deposit. However, the deposit is pledged to the European bank, and the bank can use the money should a valid claim be made against the bond. The bond was terminated in January 2009 and the restricted cash in support of the bond was released.

A guarantee was issued by a European bank on behalf of the Company in August 2006 in conjunction with the establishment of a Valued-Added Tax (“VAT”) registration in The Netherlands.

The bank guarantee is in the amount of €1.5 million ($2.0 million). An interest-bearing deposit was placed with a European bank for €1.7 million ($2.3 million). The deposit is in KEMET’s name and KEMET receives all interest earned by this deposit. However, the deposit is pledged to the European bank, and the bank can use the money should a valid claim be made. The bank guarantee has no expiration date.

Derivative Financial Instruments

The Company has historically entered into forward contracts to buy Mexican pesos for periods and amounts consistent with the related underlying cash flow exposures. These contracts were designated as hedges at inception and monitored for effectiveness on a routine basis. In the event the Company were to establish a revolving line of credit or foreign exchange line of credit, we will consider entering into forward exchange contracts. As of March 31, 2010 and 2009, the Company did not have any outstanding forward contracts.

Inventories

Inventories are stated at the lower of cost or market. The carrying value of inventory is reviewed and adjusted based on slow moving and obsolete items, historical shipments, customer forecasts and backlog and technology developments. Inventory costs include material, labor and manufacturing overhead and are determined by the “first-in, first-out” (“FIFO”) method. The Company has consigned inventory at certain customer locations totaling $7.6 million and $5.6 million at March 31, 2010 and 2009, respectively.

Property and Equipment

Property and equipment are carried at cost. Depreciation is calculated principally using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases. Maintenance costs are expensed; expenditures for renewals and improvements are generally capitalized. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed and any gain or loss is recognized. A long-lived asset classified as held for sale is initially measured and reported at the lower of its carrying amount or fair value less cost to sell. Long-lived assets to be disposed of other than by sale are classified as held and used until the long-lived asset is disposed of. Depreciation expense was $50.0 million, $54.5 million and $49.8 million for the years ended March 31, 2010, 2009 and 2008, respectively.

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Reviews are regularly performed to determine whether facts and circumstances exist which indicate that the carrying amount of assets may not be recoverable. The Company assesses the recoverability of its assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. If it is determined that the book value of a long-lived asset is not recoverable, an impairment loss would be calculated equal to the excess of the carrying amount of the long-lived asset over its fair value. The fair value is calculated as the discounted cash flows of the underlying assets. The Company has to make certain assumptions as to the future cash flows to be generated by the underlying assets. Those assumptions include the amount of volume increases, average selling price decreases, anticipated cost reductions, and the estimated remaining useful life of the equipment. Future changes in assumptions may negatively impact future valuations. Fair market value is based on the undiscounted cash flows that the assets will generate over their remaining useful lives or other valuation techniques. In future tests for recoverability, adverse changes in undiscounted cash flow assumptions could result in an impairment of certain long-lived assets that would require a non-cash charge to the Consolidated Statements of Operations and may have a material effect on the Company’s financial condition and operating results. The Company recorded $0.7 million, $62.3 million and $4.2 million in impairment charges for the fiscal years 2010, 2009 and 2008, respectively.

Goodwill

Goodwill and other intangible assets with indefinite useful lives are not amortized but are subject to annual impairment tests during the first quarter of each fiscal year and when otherwise warranted. During fiscal year 2009, the Company recorded an impairment for its entire goodwill balance.

The Company is organized into three distinct business groups: Tantalum, Ceramic, and Film and Electrolytic. The Company evaluates its goodwill and intangible asset with indefinite useful lives on a reporting unit basis. This requires the Company to estimate the fair value of the reporting units based on the future net cash flows expected to be generated. The impairment test involves a comparison of the fair value of each reporting unit, with the corresponding carrying amounts. If the reporting unit’s carrying amount exceeds its fair value, then an indication exists that the reporting unit’s goodwill and intangible asset with indefinite useful lives may be impaired. The impairment to be recognized is measured by the amount by which the carrying value of the reporting unit’s goodwill being measured exceeds its implied fair value. The implied fair value of goodwill is the excess of the fair value of the reporting unit over the sum of the amounts assigned to identified net assets. As a result, the implied fair value of goodwill is generally the residual amount that results from subtracting the value of net assets including all tangible assets and identified intangible assets from the fair value of the reporting unit’s fair value. The Company determined the fair value of its reporting units using an income-based, discounted cash flow (“DCF”) analysis, and market-based approaches (Guideline Publicly Traded Company Method and Guideline Transaction Method) which examine transactions in the marketplace involving the sale of the stocks of similar publicly owned companies, or the sale of entire companies engaged in operations similar to KEMET. In addition to the above described reporting unit valuation techniques, the Company’s goodwill and intangible asset with indefinite useful lives impairment assessment also considers the Company’s aggregate fair value based upon the value of the Company’s outstanding shares of common stock.

The impairment review of goodwill and intangible assets with indefinite useful lives are highly subjective and involve the use of significant estimates and assumptions in order to calculate the impairment charges. Estimates of business enterprise fair value use discounted cash flow and other fair value appraisal models and involve making assumptions for future sales trends, market conditions, growth rates, cost reduction initiatives and cash flows for the next several years. Future changes in assumptions may negatively impact future valuations.

Deferred Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Stock-based Compensation

The value of each equity-based award is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes model takes into account volatility in the price of the Company’s stock, the risk-free interest rate, the estimated life of the equity-based award, the closing market price of the Company’s stock on the grant date and the exercise price. The estimates utilized in the Black-Scholes calculation involve inherent uncertainties and the application of management judgment. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those options expected to vest.

Concentrations of Credit and Other Risks

The Company sells to customers globally. Credit evaluations of its customers’ financial condition are performed periodically, and the Company generally does not require collateral from its customers. TTI, Inc. accounted for over $86.5 million, $81.6 million and $101.0 million of the Company’s net sales in fiscal years 2010, 2009 and 2008, respectively. There were no customers’ accounts receivable balances exceeding 10% of gross accounts receivable at March 31, 2010 or March 31, 2009.

The Company, as well as the industry, utilizes electronics distributors for a large percentage of its sales. Electronics distributors are an effective means to distribute the products to the end-users. For fiscal years ended March 31, 2010, 2009, and 2008, net sales to electronics distributors accounted for 48%, 47%, and 48%, respectively, of the Company’s total net sales.

Foreign Subsidiaries

Financial statements of certain of the Company’s foreign subsidiaries are prepared using the U.S. dollar as their functional currency. Translation of these foreign operations, as well as gains and losses from non-U.S. dollar foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are reported in the Consolidated Statements of Operations.

Translation of other foreign operations to U.S. dollars occurs using the current exchange rate for balance sheet accounts and an average exchange rate for results of operations. Such translation gains or losses are recognized as a component of equity in accumulated other comprehensive income (“AOCI”).

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (losses), currency forward contract gains (losses), currency translation gains (losses), unrealized investment gains (losses) from available-for-sale securities, defined benefit plan adjustments including those adjustments which result from changes in net prior service credit and actuarial gains (losses), and is presented in the Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss).

The following summary sets forth the components of accumulated other comprehensive income (loss) contained in the stockholders’ equity section of the Consolidated Balance Sheets (amounts in thousands):

	Currency Forward Contract Gains (Losses)	Foreign Currency Translation Gains (Losses)	Defined Benefit Post-retirement Plan Adjustments	Defined Benefit Pension Plans	Net Accumulated Other Comprehensive Income (Loss)
Balance at March 31, 2008	$763	$42,468	$22,180	$154	$65,565
2009 Activity(1)	(763)	(30,253)	(19,209)	(2,677)	(52,902)
Balance at March 31, 2009	—	12,215	2,971	(2,523)	12,663
2010 Activity(2)	—	1,977	(560)	(2,090)	(673)
Balance at March 31, 2010	$—	$14,192	$2,411	$(4,613)	$11,990

(1)                                  Due primarily to established valuation allowances, there was no significant deferred tax effect associated with AOCI movement.

(2)                                  Activity within the defined benefit pension plans is net of a tax benefit of $1.1 million.

Warrant Liability

Concurrent with the consummation of the tender offer as discussed in Note 2, “Debt”, the Company issued K Financing, LLC (“K Financing”) a warrant (the “Closing Warrant”) to purchase up to 80,544,685 shares of the Company’s common stock, subject to certain adjustments, representing approximately 49.9% of the Company’s outstanding common stock on a post-Closing Warrant basis. The Closing Warrant was subsequently transferred to K Equity, LLC (“K Equity”). The Closing Warrant was exercisable at a purchase price of $0.50 per share, subject to an adjustment which reduces the exercise price to a floor of $0.35 per share based on a sliding scale once the aggregate borrowings under the Platinum Line of

Credit Loan (as defined below) and the Platinum Working Capital Loan exceed $12.5 million, at any time prior to the tenth anniversary of the Closing Warrant’s date of issuance. The floor exercise price was reached on September 29, 2009 when the aggregate borrowings under the Platinum Line of Credit Loan and the Platinum Working Capital Loan (as defined below) reached $20.0 million. The Closing Warrant may be exercised in exchange for cash, by means of net settlement of a corresponding portion of amounts owed by the Company under the Revised Amended and Restated Platinum Credit Facility, by cashless exercise to the extent of appreciation in the value of the Company’s common stock above the exercise price of the Closing Warrant, or by combination of the preceding alternatives.

Warrants may be classified as assets or liabilities (derivative accounting), temporary equity, or permanent equity, depending on the terms of the specific warrant agreement. The Closing Warrant issued to K Financing under the Platinum Credit Facility (as defined below) was reviewed as of June 30, 2009, the date of issuance, to determine whether it meets the definition of a derivative. The Company’s evaluation of the Closing Warrant as of the date of issuance concluded that it was not indexed to the Company’s stock since the strike price was not fixed and as such were treated as a freestanding derivative liability. On September 29, 2009, the Company borrowed $10.0 million from the Platinum Working Capital Loan for general corporate purposes. As a result of this additional borrowing, the strike price of the Closing Warrant was fixed at $0.35 per share as of September 29, 2009 and the Company assessed whether the Closing Warrant still met the definition of a derivative. The Company’s evaluation of the Closing Warrant as of September 29, 2009, concluded that the Closing Warrant is indexed to the Company’s own stock and should be classified as a component of equity. The Company valued the Closing Warrant immediately prior to the strike price becoming fixed and recorded a mark-to-market adjustment of $81.1 million through earnings. Subsequent to the strike price becoming fixed, the Company reclassified the warrant liability of $112.5 million into the line item “Additional paid-in capital” on the Consolidated Balance Sheets and the Closing Warrant will no longer be marked-to-market.

The Company estimated the fair value of the Closing Warrant using the Black-Scholes option pricing model using the following assumptions:

September 30, 2009
Expected life	9.75 years
Expected volatility	66.0%
Risk-free interest rate	3.5%
Dividends	0%

Fair Value Measurement

The Company utilizes three levels of inputs to measure the fair value of (a) nonfinancial assets and liabilities that are recognized or disclosed at fair value in the Company’s consolidated financial statements on a recurring basis (at least annually) and (b) all financial assets and liabilities. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The first two inputs are considered observable and the last is considered unobservable. The levels of inputs are as follows:

•                  Level 1—Quoted prices in active markets for identical assets or liabilities.

•                  Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•                  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets measured at fair value on a recurring basis as of March 31, 2010 are as follows (amounts in thousands):

	Fair Value March 31,	Fair Value Measurement Using			Fair Value March 31,	Fair Value Measurement Using
	2010	Level 1	Level 2	Level 3	2009	Level 1	Level 2	Level 3
Assets:
Money markets(1)	$28,761	$28,761	$—	$—	$11,285	$11,285	$—	$—
Long-term debt	260,496	70,492	190,004	—	122,650	24,938	97,712	—

(1)                                  Included in the line item “Cash and cash equivalents” on the Consolidated Balance Sheets.

Revenue Recognition

The Company recognizes revenue only when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the seller’s price to the buyer is fixed or determinable, and (4) collectibility is reasonably assured. Net sales is presented net of any taxes collected from customers and remitted to government entities.

A portion of sales is related to products designed to meet customer specific requirements. These products typically have stricter tolerances making them useful to the specific customer requesting the product and to customers with similar or less stringent requirements. Products with customer specific requirements are tested and approved by the customer before the Company mass produces and ships the product. The Company recognizes revenue at shipment as the sales terms for products produced with customer specific requirements do not contain a final customer acceptance provision or other provisions that are unique and would otherwise allow the customer different acceptance rights.

A portion of sales is made to distributors under agreements allowing certain rights of return and price protection on unsold merchandise held by distributors. The Company’s distributor policy includes inventory price protection and “ship-from-stock and debit” (“SFSD”) programs common in the industry.

The SFSD program provides a mechanism for the distributor to meet a competitive price after obtaining authorization from the local Company sales office. This program allows the distributor to ship its higher-priced inventory and debit the Company for the difference between KEMET’s list price and the lower authorized price for that specific transaction. The Company establishes reserves for its SFSD program based primarily on historical SFSD activity and on the actual inventory levels of certain distributor customers. The actual inventory levels at these distributors comprise approximately 90% of the total global distributor inventory related to customers who participate in the SFSD Program.

Primarily all of the Company’s distributors have the right to return to KEMET a certain portion of the purchased inventory, which, in general, will not exceed 5% of their purchases from the previous fiscal quarter. KEMET estimates future returns based on historical patterns of the distributors and records an allowance on the Consolidated Balance Sheets. The Company also offers volume based rebates.

The establishment of sales allowances is recognized as a component of the line item “Net sales” on the Consolidated Statements of Operations, while the associated reserves are included in the line item “Accounts receivable, net” on the Consolidated Balance Sheets.

The Company provides a limited warranty to its customers that the products meet certain specifications. The warranty period is generally limited to one year, and the Company’s liability under the warranty is generally limited to a replacement of the product or refund of the purchase price of the product. Warranty costs were less than 1% of net sales for the fiscal years ended March 31, 2010, 2009 and 2008. The Company recognizes warranty costs when losses are both probable and reasonably estimable.

Allowance for Doubtful Accounts

The Company evaluates the collectibility of trade receivables through the analysis of customer accounts. When the Company becomes aware that a specific customer has filed for bankruptcy, has begun closing or liquidation proceedings, has become insolvent or is in financial distress, the Company records a specific allowance for the doubtful account to reduce the related receivable to the amount the Company believes is collectible. If circumstances related to specific customers change, the Company’s estimates of the recoverability of receivables could be adjusted. Accounts are written off after all means of collection, including legal action, have been exhausted.

Factoring of Receivables

Film and Electrolytic factors a portion of its accounts receivables through factoring transactions. As of March 31, 2010 and 2009 all factoring transactions were with recourse to the seller. These transactions do not meet the derecognition requirements. Consequently, as of March 31, 2010 and 2009, respectively, €1.7 million ($2.3 million) and € 1.7 million ($2.3 million) of receivables sold through factoring transactions are recorded on the Consolidated Balance Sheets in the line item “Accounts receivable, net.” A corresponding liability, amounting to € 1.1 million ($1.5 million) and €1.1 million ($1.5 million) as of March 31, 2010 and 2009, respectively related to the advance cash received from the factoring agent, is recorded in the line item “Current portion of long-term debt” on the Consolidated Balance Sheets.

Shipping and Handling Costs

The Company’s shipping and handling costs are reflected in the line item “Cost of sales” on the Consolidated Statements of Operations. Shipping and handling costs were $21.1 million, $26.6 million, and $19.5 million in the fiscal years ended March 31, 2010, 2009, and 2008, respectively.

Income (Loss) per Share

Basic income (loss) per share is computed using the weighted-average number of shares outstanding. Diluted income (loss) per share is computed using the weighted-average number of shares outstanding adjusted for the incremental shares attributed to the Closing Warrant, outstanding options to purchase common stock and for any put options issued by the Company, if such effects are dilutive.

Environmental Cost

The Company recognizes liabilities for environmental remediation when it is probable that a liability has been incurred and can be reasonably estimated. The Company determines its liability on a site-by-site basis, and it is not discounted or reduced for anticipated recoveries from insurance carriers. In the event of anticipated insurance recoveries, such amounts would be presented on a gross basis in other current or non-current assets, as appropriate. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make a number of estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include impairment of property and equipment, intangibles and goodwill; valuation allowances for accounts receivables, price protection and customers’ returns, and deferred income taxes; environmental liabilities; valuation of derivative instruments and assets and obligations related to employee benefits. Actual results could differ from these estimates and assumptions.

Impact of Recently Issued Accounting Standards

In January 2010, the FASB issued Accounting Standard Update (“ASU”) No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements”. This ASU provides amendments to FASB ASC 820 which requires new disclosures related to assets measured at fair value. In addition, this ASU includes amendments to the guidance on employers’ disclosures related to the classification of postretirement benefit plan assets and the related fair value measurement of those classifications. This update was effective December 15, 2009. The adoption of ASU No. 2010-06 did not have an impact on the Company’s consolidated results of operations or financial position.

In February 2010, the FASB issued ASU No. 2010-09, “Subsequent Events (Topic 855): Amendments to certain Recognition and Disclosure Requirements”. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between the ASC and the SEC’s requirements. In addition the scope of the “reissuance” disclosure requirements is refined to include revised financial statements only. This update was effective February 24, 2010. The adoption of ASU No. 2010-09 did not have a material impact on the Company’s consolidated financial position or results of operations.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance which established the FASB Accounting Standards Codification (“FASB ASC”) as the source of authoritative U.S. GAAP to be applied by nongovernmental entities, except for the rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the codification carries an equal level of authority. The codification does not change U.S. GAAP. Instead, it takes the individual pronouncements that currently comprise U.S. GAAP and reorganizes them into approximately 90 accounting topics, and displays all topics using a consistent structure. Contents in each topic are further organized first by subtopic, then section and finally paragraph. The paragraph level is the only level that contains substantive content. Citing particular content in the codification involves specifying the unique numeric path to the content through the topic, subtopic, section and paragraph structure. The FASB ASC was effective for us in the second fiscal quarter of 2010 and superseded all existing non-SEC accounting and reporting standards. All non-grandfathered accounting not included in the FASB ASC will be considered non-authoritative. There was no impact on our consolidated financial statements upon adoption.

In May 2009, the FASB issued guidance which established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance sets forth the period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date, and the disclosures that should be made about such events or transactions. This guidance was effective for reporting periods ending after June 15, 2009 and did not result in significant changes in subsequent events that an entity reports, either through recognition or disclosure, in our financial statements.

In April 2009, the FASB issued guidance which increased the frequency of fair value disclosures to a quarterly instead of an annual basis. This guidance was effective for interim and annual periods ending after June 15, 2009 or the first quarter of fiscal year 2010 for us. The adoption of this accounting guidance did not impact our consolidated results of operations or financial position.

In December 2008, the FASB staff issued FSP SFAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (FASB ASC Topic 715-20-65-2). This guidance requires enhanced disclosures about plan assets of a defined benefit pension or other postretirement plan. The Company adopted this guidance for its March 31, 2010 annual report. The adoption of this guidance did not have an impact on the Company’s consolidated results of operations or financial position.

In May 2008, the FASB issued guidance which required issuers of convertible debt that may be settled wholly or partly in cash when converted to account for the debt and equity components separately. This guidance was effective for fiscal years beginning after December 15, 2008, or fiscal year 2010 for us, and must be applied retrospectively to all periods presented. This guidance was retroactively adopted and is therefore reflected in all periods presented.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets”, (“FSP FAS 142-3”) (FASB ASC Topic 350-30-65). This guidance amends the list of factors an entity should consider in developing renewal or extension assumptions when determining the useful life of recognized intangible assets under FASB No. 142 (FASB ASC Topic 350), “Goodwill and Other Intangible Assets”. This guidance applies to (i) intangible assets that are acquired individually or with a group of other assets and (ii) intangible assets acquired in both business combinations and asset acquisitions. This guidance removes the requirement for an entity to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions. This guidance replaces the previous useful-live assessment criteria with a requirement that an entity consider its own experience in renewing similar arrangements. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008 and must be applied prospectively only to intangible assets acquired after the FSP’s effective date. The Company will adhere to this guidance for intangible assets acquired in the future (the Company did not acquire any intangible assets in fiscal year 2010).

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”, now included within FASB ASC 805 “Business Combinations” (“FASB ASC 805”). FASB ASC 805 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. FASB ASC 805 also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This standard is effective for fiscal years beginning after December 15, 2008 and early adoption was prohibited. The adoption did not have an impact on the Company’s consolidated results of operations or financial position.

In September 2007, the FASB issued guidance which addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in FASB ASC 815-10-15. If an instrument (or an embedded feature) that has the characteristics of a derivative instrument under FASB ASC 815-10-15 is indexed to an entity’s own stock, it is still necessary to evaluate whether it is classified in stockholders’ equity (or would be classified in stockholders’ equity if it were a freestanding instrument). See Note 1, “Warrant Liability”, for discussion of the impact of our adoption of this guidance as of April 1, 2009.

Note 2: Debt

A summary of debt is as follows (amounts in thousands):

	March 31,
	2010	2009
Convertible Debt, net of discount of $7,861 and $26,359 as of March 31, 2010 and March 31, 2009, respectively	$73,220	$148,641
UniCredit Agreement-A (€53,201 and €60,000 as of March 31, 2010 and March 31, 2009, respectively)	71,710	79,848
UniCredit Agreement-B (€33,000 and €35,000 as of March 31, 2010 and March 31, 2009, respectively)	44,481	46,578
Platinum Term Loan, net of discount of $22,308 as of March 31, 2010	15,525	—
Platinum Line of Credit, net of discount of $4,056 as of March 31, 2010	5,944	—
Platinum Working Capital Loan	10,000	—
Vishay	15,000	15,000
Other	13,629	16,679
Total debt	249,509	306,746
Current maturities	(17,880)	(25,994)
Total long-term debt	$231,629	$280,752

On May 5, 2010, the Company completed a private placement of $230.0 million in aggregate principal amount of the Company’s 10.5% Senior Notes due 2018 (the “10.5% Senior Notes”). The proceeds of the private placement were used to repay all of its outstanding indebtedness under the Company’s credit facility with K Financing, LLC, the Company’s €60 million credit facility and €35 million credit facility with UniCredit and the Company’s term loan with Vishay Intertechnology, Inc. (“Vishay”) The Company used a portion of the remaining proceeds to fund a previously announced tender offer to purchase $40.5 million in aggregate principal amount of the Company’s 2.25% Convertible Senior Notes due 2026 and to pay a majority of the costs incurred in connection with the private placement, the tender offer and the foregoing repayments. See Note 18, “Subsequent Events” for further discussion of this private placement. Due to this refinancing, the Company has classified all amounts outstanding to UniCredit as long-term with the exception of €7.7 million related to a principal payment which was made on April 1, 2010. The remainder of the March 31, 2010 current maturities is comprised of principal payments related to other debt.

The line item “Interest expense” on the Consolidated Statements of Operations for the fiscal years 2010, 2009 and 2008, respectively, is as follows (amounts in thousands):

	Fiscal Years Ended March 31,
	2010	2009	2008
Contractual interest expense	$12,616	$19,871	$12,905
Amortization of debt issuance costs	2,788	1,588	1,169
Amortization of debt discount	10,604	8,330	7,622
Total interest expense	$26,008	$29,789	$21,696

Platinum Credit Facility

On May 5, 2009, the Company executed a credit facility with K Financing, an affiliate of Platinum Equity Capital Partners II, L.P. (the “Platinum Credit Facility”). The Platinum Credit Facility consists of a term loan of $37.8 million (“Platinum Term Loan”), a line of credit loan (“Platinum Line of Credit Loan”) that may be borrowed from time to time (but not reborrowed after being repaid) of up to $12.5 million and a working capital loan (“Platinum Working Capital Loan”) of up to $12.5 million. Subject to the amount available to be borrowed, which is based on the Company’s book-to-bill ratio, and certain terms and conditions, the Company may borrow, pay or repay and reborrow amounts under the Platinum Working Capital Loan. The Platinum Term Loan was used for the purchase of Convertible Notes which is more fully described below. Additionally, funds from the Platinum Line of Credit Loan and Platinum Working Capital Loan under the Platinum Credit Facility are available to the Company, for limited purposes, subject to the satisfaction or waiver of certain conditions.

On June 30, 2009, the Company drew $10.0 million from the Platinum Line of Credit Loan and used it primarily to pay the fees and expenses related to execution of the tender offer (described below) and the execution of the Platinum Credit Facility. The Company incurred $3.6 million in fees and expense reimbursements related to the execution of the tender offer, $4.2 million related to the execution of the Platinum Credit Facility, and $1.4 million related to the amendments of the UniCredit facilities. In addition, the Company will pay K Financing a success fee of $5.0 million, payable at the time of repayment in full of the Platinum Term Loan, whether at maturity or otherwise. This success fee is included in “Other non-current obligations” on the Consolidated Balance Sheets as of March 31, 2010. On September 29, 2009, the Company borrowed $10.0 million on the Platinum Working Capital Loan for general corporate purposes. The Company currently has $2.5 million in availability under the Platinum Working Capital Loan based on the Company’s book-to-bill ratio calculated on March 31, 2010. The amount available to be borrowed under the Platinum Working Capital Loan is based upon the Company’s book-to-bill ratio in effect at the time of the borrowing. In the event the Company’s book-to-bill ratio subsequently falls below the minimum level required for the amount of the then outstanding borrowing under the Platinum Working Capital Loan, the amount borrowed in excess of the amount available to be borrowed is subject to repayment.

The Platinum Term Loan accrues interest at an annual rate of 9% for cash payment until June 30, 2010. At the Company’s option, after June 30, 2010, the Platinum Term Loan will accrue interest at an annual rate of 9% for cash payment, or cash and payment in-kind (“PIK”) interest at the rate of 12% per annum, with the cash portion being 5% and the PIK portion being 7%. The Platinum Working Capital Loan and the Platinum Line of Credit Loan will accrue interest at a rate equal to the greater of (i) LIBOR plus 7%, or (ii) 10%, payable monthly in arrears. In the event more than $8.8 million in aggregate principal amount of the Convertible Notes remain outstanding as of March 1, 2011, then the maturity date of the Platinum Term Loan, the Platinum Line of Credit Loan and the Platinum Working Capital Loan are accelerated to March 1, 2011. If the aggregate principal amount of the Convertible Notes outstanding at March 1, 2011 is less than or equal to $8.8 million, the maturity date of the Platinum Term Loan will be November 15, 2012 and the maturity date for the Platinum Line of Credit Loan and the Platinum Working Capital Loan will be July 15, 2011.

The Revised Amended and Restated Platinum Credit Facility contains certain financial maintenance covenants, including requirements that the Company maintain a minimum consolidated EBITDA, as defined in the agreement, and a minimum fixed charge coverage ratio. In addition to the financial covenants, the Revised Amended and Restated Platinum Credit Facility also contains limitations on capital expenditures, the incurrence of indebtedness, the granting of liens, the sale of assets, sale and leaseback transactions, fundamental corporate changes, entering into investments, the payment of dividends, voluntary or optional payment and prepayment of indebtedness (including the Convertible Notes) and other limitations customary to secured credit facilities. On September 30, 2009, the Company entered into Amendment No. 2 (the “Amendment”) to the Revised Amended and Restated Platinum Credit Facility. Under the terms of the Amendment, the definition of “Test Period” under the Revised Amended and Restated Platinum Credit Facility was amended to eliminate the inclusion of the Company’s fiscal quarter ended June 30, 2009 in the calculation of the Consolidated Fixed Charge Coverage Ratio financial covenant.

The Company’s obligations to K Financing arising under the Revised Amended and Restated Platinum Credit Facility are secured by substantially all of the Company’s assets located in the United States, Mexico, Indonesia and China (other than accounts receivable owing by account debtors located in the United States, Singapore and Hong Kong, which exclusively secure obligations to an affiliate of Vishay). As further described in the Offer to Purchase, in connection with entering into the Revised Amended and Restated Platinum Credit Facility, K Financing and UniCredit entered into a letter of understanding with respect to their respective guarantor and collateral pools and the Company’s assets in Europe that are not pledged to either lender. The letter of understanding also sets forth each lender’s agreement not to interfere with the other’s exercise of remedies pertaining to their respective collateral pools.

Concurrent with the consummation of the tender offer, the Company issued K Financing the Closing Warrant to purchase up to 80,544,685 shares of its common stock, subject to certain adjustments, representing approximately 49.9% of the Company’s outstanding common stock on a post-Closing Warrant basis. The Closing Warrant was subsequently transferred to K Equity.

The Company also entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with K Financing. Pursuant to the terms of the Investor Rights Agreement, the Company has, subject to certain terms and conditions, granted Board of Directors (“Board”) observation rights to K Financing which would permit K Financing to designate up to three individuals to observe Board meetings and receive information provided to the Board. In addition, the Investor Rights Agreement provides K Financing with certain preemptive rights. Subject to the terms and limitations described in the Investor Rights Agreement, in connection with any proposed issuance of securities, the Company would be required to offer to sell to K Financing a pro rata portion of such securities equal to the percentage determined by dividing the number of shares of common stock held by K Financing plus the number of shares of common stock issuable upon exercise of the Closing Warrant, by the total number of shares of common stock then outstanding on a fully diluted basis. The Investor Rights Agreement also provides K Financing with certain registration and information rights.

The Company also entered into a Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC (“Platinum Advisors”) for a term of the later of (i) June 30, 2013 and (ii) the termination of the Credit Facility, pursuant to which the Company will pay an annual fee of $1.5 million to Platinum Advisors for certain advisory services. In addition, the Platinum Credit Facility includes various fees totaling $0.7 million per year for administration and collateral management and the Company incurs a fee of 1% per annum for unused capacity under the Platinum Line of Credit Loan and the Platinum Working Capital Loan.

At the date of issuance, the Company allocated $31.4 million of the proceeds from the issuance of the Platinum Term Loan and the draw-down on the Platinum Line of Credit Loan to warrant liability. The Company allocated the remainder of the issuance proceeds to the Platinum Term Loan and the Platinum Line of Credit Loan ($12.0 million and $4.4 million, respectively) based upon their relative fair values. The carrying amount of the Platinum Term Loan and the Platinum Line of Credit Loan will be increased by quarterly accretion to the line item “Interest expense” on the Consolidated Statements of Operations under the effective interest method over their respective terms of approximately 3.4 years and 2.0 years.

The Company recorded deferred financing costs of $5.5 million at the issuance date, and a long-term obligation has been recognized related to the unpaid success fee. These deferred financing costs will be allocated between the various loan components and amortized under the effective interest method over the respective term.

Convertible Debt

In November 2006, the Company sold and issued $160.0 million of the Convertible Notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The Convertible Notes are unsecured obligations and rank equally with the Company’s existing and future unsubordinated and unsecured obligations and are junior to any of the Company’s future secured obligations to the extent of the value of the collateral securing such obligations. In connection with the issuance and sale of the Convertible Notes, the Company entered into an indenture (the “Convertible Notes Indenture”) dated as of November 1, 2006 with Wilmington Trust Company, as trustee.

In connection with the above referenced transaction, the Company also granted the initial purchasers a 30-day option to purchase up to $15.0 million aggregate principal amount of additional Convertible Notes. The Initial Purchasers exercised this option on November 9, 2006, thereby resulting in the sale of an additional $15.0 million aggregate principal amount of the Convertible Notes on November 13, 2006, resulting in a total of $175.0 million aggregate principal amount of Convertible Notes issued.

The Convertible Notes bear interest at a rate of 2.25% per annum, payable in cash semi-annually in arrears on each May 15 and November 15 beginning May 15, 2007. The Convertible Notes are convertible into (i) cash in an amount equal to the lesser of the principal amount of the Convertible Notes and the conversion value of the Convertible Notes on the conversion date and (ii) cash or shares of the Company’s common stock (“Common Stock”) or a combination of cash and shares of the Common Stock, at the Company’s option, to the extent the conversion value at that time exceeds the principal amount of the Convertible Notes, at any time prior to the close of business on the business day immediately preceding the maturity date of the Convertible Notes, unless the Company has redeemed or purchased the Convertible Notes, subject to certain conditions. The initial conversion rate was 103.0928 shares of Common Stock per $1,000 principal amount of the Convertible Notes, which represents an initial conversion price of approximately $9.70 per share, subject to adjustments.

The holder may surrender the holder’s Convertible Notes for conversion if any of the following conditions is satisfied:

•                  During any fiscal quarter, the closing sale price of the Common Stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter exceeds 130% of the conversion price per share on such last trading day;

•                  The Company has called the Convertible Notes for redemption;

•                  The average of the trading prices of the Convertible Notes for any five consecutive trading day period is less than 98% of the average of the conversion values of the Convertible Notes during that period;

•                  The Company makes certain significant distributions to the holders of the Common Stock; or

•                  In connection with a transaction or event constituting a “fundamental change” (as defined in the Convertible Notes Indenture).

The Company received net proceeds from the sale of the Convertible Notes of approximately $170.2 million, after deducting discounts and offering expenses of approximately $4.8 million. Net proceeds from the sale were used to repurchase 3.3 million shares of Common Stock at a cost of approximately $24.9 million (concurrent with the initial closing of the Convertible Notes offering). Debt issuance costs related to the Convertible Notes were $2.5 million and have been recorded in the line item “Other assets” on the accompanying Consolidated Balance Sheets. Debt issuance costs are being amortized over a period of five years.

Issuance and transaction costs incurred at the time of the issuance of the Convertible Notes with third parties are allocated to the liability and equity components and accounted for as debt issuance costs and equity issuance costs, respectively. Debt issuance costs related to the Convertible Notes, net of amortization, were $0.5 million and $1.8 million as of March 31, 2010 and 2009, respectively. Equity issuance costs were $1.3 million as of March 31, 2010 and 2009. The deferred tax liability and a corresponding valuation allowance adjustment in the same amount related to the Convertible Notes were $3.0 million and $10.0 million as of March 31, 2010 and 2009, respectively.

As of March 31, 2010, the remaining unamortized debt discount of the Convertible Notes will be amortized over a period of 19 months, the remaining expected term of the Convertible Notes. The effective interest rate on the liability component is 9.1% on an annual basis.

On June 26, 2009, $93.9 million in aggregate principal amount of the Convertible Notes were validly tendered (representing 53.7% of the outstanding Convertible Notes). Holders of the Convertible Notes received $400 for each $1,000 principal amount of Convertible Notes purchased in the tender offer (a total of $37.6 million), plus accrued and unpaid interest to, but not including, the date of payment for the Convertible Notes accepted for payment. As a result of the consummated tender offer, on June 30, 2009, the Company extinguished the tendered Convertible Notes. In addition, the Company incurred $3.6 million in fees related to the tender offer. The tendered Convertible Notes had a carrying value of $81.0 million and unamortized debt issuance costs of $0.9 million. The extinguishment of these Convertible Notes resulted in a net gain of $38.9 million included in the line item “(Gain) loss on early extinguishment of debt” on the Consolidated Statements of Operations for the fiscal year ended March 31, 2010.

The calculation of the gain is as follows (amounts in thousands):

Reacquisition Price:
Cash paid	$37,568
Add: tender offer fees	3,605
41,173
Extinguished Debt:
Carrying amount of debt	80,987
Unamortized debt cost	(893)
80,094
Net Gain:	$38,921

Due to the adoption and retrospective application of FASB ASC 470-20—“Debt With Conversion and Other Options” effective April 1, 2009, the $93.9 million aggregate principal amount of the tendered Convertible Notes had a carrying value of $81.0 million. On November 5, 2009, we filed a Form 8-K to reflect the retrospective application in the financial statements as a result of the adoption of FASB ASC 470-20.

The terms of the Convertible Notes are governed by the Convertible Notes Indenture. The Convertible Notes mature on November 15, 2026 unless earlier redeemed, repurchased or converted. The Company may redeem the Convertible Notes for cash, either in whole or in part, anytime after November 20, 2011 at a redemption price equal to 100% of the principal amount of the Convertible Notes to be redeemed plus accrued and unpaid interest, including additional interest, if any, up to but not including the date of redemption. In addition, holders of the Convertible Notes will have the right to require the Company to repurchase for cash all or a portion of their Convertible Notes on November 15, 2011, 2016 and 2021, at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased plus accrued and unpaid interest, if any, in each case, up to but not including, the date of repurchase.

The Convertible Notes are convertible into Common Stock at a rate equal to 103.0928 shares per $1,000 principal amount of the Convertible Notes (equal to an initial conversion price of approximately $9.70 per share), subject to adjustment as described in the Convertible Notes Indenture. Upon conversion, the Company will deliver for each $1,000 principal amount of Convertible Notes, an amount consisting of cash equal to the lesser of $1,000 and the conversion value (as defined in the Convertible Notes Indenture) and, to the extent that the conversion value exceeds $1,000, at the Company’s election, cash or shares of Common Stock with respect to the remainder. The contingent conversion feature was not required to be bifurcated and accounted for separately.

If the Company undergoes a “fundamental change”, holders of the Convertible Notes will have the right, subject to certain conditions, to require the Company to repurchase for cash all or a portion of their Convertible Notes at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased plus accrued and unpaid interest, including contingent interest and additional amounts, if any. One occurrence creating a “fundamental change” is the Company’s common stock ceasing to be listed on the New York Stock Exchange (“NYSE”) or another national securities exchange in the United States, without then being quoted on an established automated over-the-counter trading market in the United States The transfer of the trading of the Company’s stock from the NYSE to the OTC Bulletin Board did not constitute a “fundamental change.” An additional occurrence creating a “fundamental change” would be any failure to repay UniCredit amounts when due.

The Company will pay a make-whole premium on the Convertible Notes converted in connection with any fundamental change that occurs prior to November 20, 2011. The amount of the make-whole premium, if any, will be based on the Company’s stock price and the effective date of the fundamental change. The maximum make-whole premium, expressed as a number of additional shares of the Common Stock to be received per $1,000 principal amount of the Convertible Notes, would be 30.95 upon the conversion of Convertible Notes in connection with the occurrence of a fundamental change prior to November 1, 2010, or November 20, 2011 if the stock price at that date is $7.46 per share of Common Stock. The Convertible Notes Indenture contains a detailed description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and fundamental change effective dates. No make-whole premium will be paid if the price of the Common Stock on the effective date of the fundamental change is less than $7.46. Any make-whole premium will be payable in shares of Common Stock (or the consideration into which the Company’s Common Stock has been exchanged in the fundamental change) on the conversion date for the Convertible Notes converted in connection with the fundamental change.

The estimated fair value of the Convertible Notes, based on quoted market prices as of March 31, 2010 and March 31, 2009, was approximately $71 million and $25 million, respectively. The Company had interest payable related to the Convertible Notes included in the line item “Accrued expenses” on its Consolidated Balance Sheets of $0.7 million and $1.5 million at March 31, 2010 and March 31, 2009, respectively.

UniCredit

In October 2007, in connection with the completion of the acquisition of Arcotronics, the Company entered into a Senior Facility Agreement (“Facility B”) with UniCredit whereby UniCredit agreed to lend to the Company up to €47 million ($68.8 million). The Company’s initial drawdown of €45.8 million ($67.1 million) was used to repay certain outstanding indebtedness of Arcotronics and for general corporate purposes. On December 20, 2007, the Company borrowed an additional €1.0 million ($1.5 million) in connection with the refinancing of certain third party indebtedness.

In December 2007, in connection with the refinancing of certain third party indebtedness acquired as part of the acquisition of Arcotronics, the Company entered into a credit facility with UniCredit whereby UniCredit agreed to lend to the Company €50 million ($73.2 million). The Company used the proceeds from this borrowing, together with cash on hand and the drawdown of €1.0 million ($1.5 million) under a separate credit facility with UniCredit, to refinance third party indebtedness of Arcotronics.

In October 2008, the Company entered into Facility A with UniCredit. Facility A is effective for a four and one-half year term that terminates on April 1, 2013. Proceeds from Facility A in the amount of €50 million ($73.2 million) were used to pay off the above mentioned separate credit facility with UniCredit with a scheduled maturity date of December 2008. Additional proceeds from Facility A in the amount of €10.0 million ($14.6 million) were applied to reduce the outstanding principal of Facility B with UniCredit with a scheduled maturity date of April 2009.

On April 3, 2009, the Company entered into an agreement to extend and restructure Facility B. Facility B remained unsecured and does not contain any covenants, however it contains cross acceleration provisions linked to Facility A and bears interest at a rate of six-month EURIBOR plus 2.5 percent. Like Facility A, Facility B includes a subjective acceleration clause.

In April 2009, the Company also entered into amendments to Facility A and Facility B with UniCredit which, among other things, modified the financial covenants under Facility A and modified the amortization schedules under Facility A and Facility B. These amendments to the UniCredit facilities became effective June 30, 2009 upon the consummation of the tender offer.

Material terms and conditions of Facility A are as follows:

(i)	Maturity:	April 1, 2013
(ii)	Interest Rate:	Floating at six-month EURIBOR plus 2.5%
(iii)	Structure:	Secured with Italian real property, certain European accounts receivable and shares of two of the Company’s Italian subsidiaries

Material terms and conditions of Facility B are as follows:

(i)	Maturity:	April 1, 2013
(ii)	Interest Rate:	Floating at six-month EURIBOR plus 2.5%
(iii)	Structure:	Unsecured

The Company is subject to covenants under Facility A which, among other things, restrict its ability to make capital expenditures above certain thresholds and require it to meet financial tests related principally to a fixed charge coverage ratio and profitability. Effective as of September 30, 2009, the Company entered into an amendment to Facility A. Under the terms of the amendment, the amortization schedule of Facility A was modified, including the addition of an October 1, 2009 principal installment, and the definition of “Test Period” was amended to eliminate the inclusion of the Company’s fiscal quarter ended June 30, 2009 in the calculation of the Consolidated Fixed Charge Coverage Ratio financial covenant. Additionally, under the amendment, the Company is prohibited from amending or entering into certain third-party loan agreements without, respectively, securing the prior written consent of, or providing prior written notice to, UniCredit. In connection with the amendment, the Company simultaneously executed a fee letter in which it agreed to pay to UniCredit an amendment fee and reimburse it for certain legal expenses incurred in relation to the amendment. These fees were $1.5 million and will be amortized as an adjustment of interest expense over the remaining term of the Facility.

Vishay Loan

In the second quarter of fiscal year 2009, the Company sold assets related to the production and sale of wet tantalum capacitors to a subsidiary of Vishay. The Company received $33.7 million in cash proceeds, net of amounts held in escrow, from the sale of these assets. At the same time, the Company entered into a three-year term loan agreement for $15.0 million and a security agreement with Vishay. The loan carries an interest rate of LIBOR plus 4% which is payable monthly. The entire principal amount of $15.0 million matures on September 15, 2011 and can be prepaid without penalty. Pursuant to the security agreement, the loan is secured by certain accounts receivable of the Company.The following table highlights the Company’s annual maturities of debt (amounts in thousands):

	Annual Maturities of Debt Fiscal Years Ended March 31,(1)
	2011	2012	2013	2014	2015	Thereafter
Convertible Debt(2)	$—	$—	$—	$—	$—	$40,581
10.5% Senior Notes	—	—	—	—	—	230,000
UniCredit Facility A	10,385	—	—	—	—	—
Other	7,495	3,143	1,238	1,246	508	—
	$17,880	$3,143	$1,238	$1,246	$508	$270,581

(1)                                  Table has been adjusted to reflect the refinancing of debt which occurred subsequent to March 31, 2010, see Note 18, “Subsequent Events” for further discussion of the refinancing.

(2)                                  Holders of the Convertible Notes have the right to require the Company to repurchase for cash all or a portion of their Convertible Notes on November 15, 2011, 2016 and 2021 at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased plus accrued and unpaid interest, if any, in each case, up to but not including, the date of repurchase.

Note 3: Impairment Charges

During fiscal years 2010, 2009 and 2008, the Company incurred impairment charges totaling $0.7 million, $242.0 million and $4.2 million, respectively.

The Company’s goodwill and indefinite-lived intangible assets are tested for impairment at least on an annual basis. The impairment test involves a comparison of the fair value of its reporting units, with their respective carrying amounts. If the reporting unit’s aggregate carrying amount exceeds its fair value, then an indication exists that the reporting unit’s goodwill may be impaired. The impairment to be recognized is measured by the amount by which the carrying value of the reporting unit’s goodwill being measured exceeds its implied fair value, up to the total amount of its assets. The Company determines the fair value of a reporting unit using an income-based approach, discounted cash flow analysis, and market based approaches (Guideline Publicly Traded Company Method and Guideline Transaction Method).

For purposes of the goodwill impairment test, the Company has identified the following three reporting units: Tantalum, Ceramic, and Film and Electrolytic. Goodwill and indefinite-lived intangible assets, are tested annually for impairment during the first quarter of each fiscal year and upon the occurrence of certain events or substantive changes in circumstances. In fiscal year 2010, the Company initiated the first phase of a restructuring plan to reduce costs in Film and Electrolytic. Machinery not used for production in Portugal and not relocated to Mexico were disposed of and as such the Company recorded an impairment charge of $0.7 million to write down the equipment to scrap value.

In connection with the performance of its fiscal year 2009 annual impairment analyses, the Company hired an independent appraisal firm to test goodwill for impairment. The Company recorded goodwill impairments of $88.6 million in connection with its 2009 annual impairment test. This impairment was a result of the Company revising its earnings forecast used in the Company’s analysis due to reduced earnings and cash flows caused by macro-economic factors, excess capacity issues in the industry and delays in integrating recently acquired businesses. The asset impairments recorded reduced the carrying values of goodwill in Film and Electrolytic and Ceramic by $76.2 million and $12.4 million, respectively.

One of the factors that determine whether or not goodwill is impaired is the market value of the Company’s common stock. During the second quarter of fiscal year 2009, the Company’s stock price declined significantly below the level the Company considered in performing its annual impairment review as of June 30, 2008. As such, the Company hired an independent appraisal firm to test goodwill for impairment again as of September 30, 2008. This impairment test resulted in a second quarter goodwill impairment charge of $85.7 million to write off all of the remaining goodwill of Film and Electrolytic, and Tantalum. These impairment charges are aggregated and reported in the line item “Goodwill impairment” on the Consolidated Statements of Operations.

Long-lived assets and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset or group of assets may not be recoverable.

Based in part upon the first quarter of fiscal year 2009 impairment of goodwill, the Company determined that there was an indication that the carrying amount of certain long-lived asset groups might not be recoverable and tested the long-lived assets of Ceramic for impairment. The Company hired an independent appraisal firm to estimate the fair value of the Company’s asset groups for impairment purposes. Tests for the recoverability of a long-lived asset to be held and used are performed by comparing the carrying amount of the long-lived asset to the sum of the estimated future net undiscounted cash flows expected to be generated by the asset. In estimating the future undiscounted cash flows, the Company uses future projections of cash flows directly associated with, and which are expected to arise as a direct result of, the use and eventual disposition of the assets. These assumptions include, among other estimates, periods of operation and projections of sales and cost of sales. Changes in any of these estimates could have a material effect on the estimated future undiscounted cash flows expected to be generated by the asset. In the first quarter of fiscal year 2009, it was determined that the book value of the long-lived assets of Ceramic was not fully recoverable, and an impairment charge of $58.6 million was recorded, equal to the excess of the carrying amount of the long-lived assets over their fair value. The fair value was established on the basis of fair value in exchange. Fair value in exchange is defined as the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts. In addition in the first quarter of fiscal year 2009, Ceramic recorded a $5.3 million impairment charge to write off all of its other intangible assets. These impairment charges are reported in the line item “Write down of long-lived assets” on the Consolidated Statements of Operations.

Utilizing an independent appraisal firm, KEMET also completed long-lived asset impairment tests in the second, third and fourth quarters of fiscal year 2009 and concluded that no further impairment existed.

At March 31, 2009, the Company recognized an impairment of $2.5 million which primarily relates to a manufacturing facility as the carrying amount of the facility is considered not fully recoverable based on an independent appraisal dated February 28, 2009. In addition, a research and development facility located in Heidenheim, Germany was closed and $1.2 million was recognized as an impairment due to the abandonment of long-lived assets.

During the third quarter of fiscal year 2008, Tantalum recognized a $1.2 million charge to reduce the carrying value of an idle facility located in Mauldin, South Carolina, which was classified as held for sale as of March 31, 2008. The write-down was based on an offer to purchase which ultimately did not result in a sale of the property. Also, in the third fiscal quarter, the Company recorded a $0.9 million impairment charge relating to a manufacturing facility in Heidenheim, Germany, which was included in the manufacturing relocation plan. During the fourth quarter of fiscal year 2008, Tantalum determined that certain equipment in the Evora, Portugal plant would be scrapped; and as a result, an impairment charge of $2.1 million was recorded to reduce the carrying value to the estimated scrap value. These impairment charges are recorded in the line item “Write down of long-lived assets” on the Consolidated Statements of Operations.

Note 4: Restructuring

Since the end of fiscal year 2002, the Company has initiated several restructuring programs (the “Plan”) in order to reduce costs, to remove excess capacity, and to make the Company more competitive on a world-wide basis. Since the goals of each of these restructuring programs fall into one of the rationales listed above, the Company has elected to disclose the impacts on an annual basis rather than by each restructuring program.

A summary of the expenses aggregated on the Consolidated Statements of Operations line item “Restructuring charges” in the fiscal years ended March 31, 2010, 2009, and 2008, is as follows (amounts in thousands):

	Fiscal Years Ended March 31,
	2010	2009	2008
Manufacturing relocation costs	$1,559	$5,451	$8,157
Personnel reduction costs	7,639	25,423	17,184
Restructuring charges	$9,198	$30,874	$25,341

Fiscal Year Ended March 31, 2010

In fiscal year 2010, the Company initiated the first phase of a restructuring plan to restructure Film and Electrolytic and to reduce overhead within the Company as a whole. Restructuring expense in fiscal year 2010 relate to this new plan and are primarily comprised of a headcount reduction of 57 employees in Finland, a headcount reduction of 32 employees in Portugal and a headcount reduction of 85 employees in Italy. There were also several headcount reductions at the executive level related to the Company’s initiative to reduce overhead within the Company as a whole. In addition to the headcount reduction in Portugal, the Company incurred charges related to the relocation of equipment from Portugal to Mexico. Machinery not used for production in Portugal and not relocated to Mexico were disposed of and as such the Company recorded an impairment charge of $0.7 million to write down the equipment to scrap value. Overall, the Company incurred charges of $1.6 million related to the relocation of equipment to Mexico from Portugal and various other locations. The restructuring plan includes implementing programs to make the Company more competitive, removing excess capacity, moving production to lower cost locations, and eliminating unnecessary costs throughout the Company. Management anticipates incurring additional restructuring charges of approximately $30 million in fiscal year 2011. Restructuring charges of $9.2 million were incurred in fiscal year 2010 and $8.4 million remains as a liability on the Consolidated Balance Sheets at March 31, 2010. The Company expects the Film and Electrolytic restructuring plan to take approximately two to three years to complete.

Restructuring payments in the fiscal year ended March 31, 2010 primarily relate to a plan that was initiated in the second quarter of fiscal year 2009 to reduce the workforce in the Film and Electrolytic operations in the United Kingdom and France and to agreements with the labor unions representing employees at the Company’s facilities in Italy. Restructuring expenses related to this plan were incurred in fiscal year 2009. The labor unions agreements allowed the Company to place up to 260 workers, on a rotation basis, on the Cassia Integrazione Guadagni Straordinaria (“CIGS”) plan to save labor costs. CIGS is a temporary plan to save labor costs whereby a company may temporarily “lay off” employees while the government continues to pay their wages for a certain period of time, with a maximum of 36 months for the program. The employees who are in CIGS are not working, but are still employed by the Company. Only employees that are not classified as management or executive level personnel can participate in the CIGS program. Upon termination of the plan, the affected employees return to work. Total expenses incurred related to this plan were $5.2 million; restructuring charges of $2.4 million remain as a liability on the Consolidated Balance Sheets at March 31, 2010.

In addition to these two plans, the Company has initiated several restructuring programs over the past several fiscal years in order to reduce costs, remove excess capacity and make the Company more competitive on a worldwide basis. Since the goals of each of these restructuring programs fall into one of the rationales listed above, the Company has elected to disclose the annual impact of total restructuring rather than by each restructuring program.

Fiscal Year Ended March 31, 2009

Restructuring charges incurred during fiscal year 2009 totaled $30.9 million. The Company announced three initiatives to reduce fixed costs to be more in line with lower sales volumes. During the first quarter of fiscal year 2009, the Company recognized charges of $4.9 million primarily for reductions in workforce in Film and Electrolytic. In the second quarter of fiscal year 2009, the Company recognized charges of $16.1 million related to the rationalization of corporate staff and manufacturing support functions in the United States, Europe, Mexico, and Asia. Approximately 640 employees were affected by this action. During the third quarter of fiscal year 2009, the Company recognized charges of $3.5 million related primarily to the reduction of approximately 1,500 manufacturing positions representing approximately 14% of the Company’s workforce. During the fourth quarter of fiscal year 2009, the Company incurred expenses of $0.9 million primarily related to the closing of sales offices. The Company also incurred expenses of $5.5 million related to the Company’s manufacturing relocation plan.

Fiscal Year Ended March 31, 2008

Restructuring charges incurred during fiscal year 2008 totaled $25.3 million. These charges were primarily incurred as part of the Plan announced in July 2003 that included moving manufacturing operations from the United States to lower cost facilities in Mexico and China. There were global reductions in the Company’s workforce throughout the year. The Company recognized expenditures of $8.2 million relating to the manufacturing relocation plan.

A reconciliation of the beginning and ending liability balances for restructuring charges included in the line items “Accrued expenses” and “Other non-current obligations” on the Consolidated Balance Sheets were as follows (amounts in thousands):

	Personnel Reductions	Manufacturing Relocations
Balance at March 31, 2007	$941	$—
Costs charged to expense	17,184	8,157
Costs paid or settled	(16,316)	(8,157)
Change in foreign exchange	26	—
Balance at March 31, 2008	1,835	—
Costs charged to expense	25,423	5,451
Costs paid or settled	(18,832)	(5,451)
Change in foreign exchange	(533)	—
Balance at March 31, 2009	7,893	—
Costs charged to expense	7,639	1,559
Costs paid or settled	(7,343)	(1,559)
Change in foreign exchange	209	—
Balance at March 31, 2010	$8,398	$—

Note 5: Goodwill and Intangible Assets

The Company tests goodwill and intangible assets with indefinite useful lives for impairment at least on an annual basis. During fiscal year 2009, the Company recognized an impairment of $174.3 million, reducing its goodwill balance to zero. Additionally, the Company recognized an impairment of $5.3 million related to intangible assets in Ceramic.

The changes in the carrying amount of goodwill for the year ended March 31, 2009 are as follows (amounts in thousands):

Fiscal Year Ended March 31, 2009
Balance at the beginning of fiscal year	$182,273
Impairment charges	(174,327)
Adjustment related to prior year opening balance sheet deferred tax calculation	(2,902)
Effect of foreign currency fluctuations	(5,044)
Balance at the end of fiscal year	$—

In fiscal year 2008, the Company acquired Arcotronics Italia S.p.A. (“Arcotronics”), for a purchase price of $24.8 million and $8.5 million for acquisition related costs. The acquisition included manufacturing operations as well as certain research and development, marketing, and sales functions in various locations, primarily within Europe. Arcotronics is managed and reported under Film and Electrolytic. Goodwill and amortized intangibles related to the acquisition of Arcotronics amounted to $129.0 million and $11.2 million, respectively, at March 31, 2008. As previously noted, goodwill related to this acquisition was written off during fiscal year 2009.

In fiscal year 2008, the Company acquired Evox Rifa for a purchase price of $40.8 million, including $2.8 million for acquisition related costs. The acquisition included manufacturing operations as well as certain research and development, marketing, and sales functions in various locations, primarily within Europe. Evox Rifa is managed and reported under Film and Electrolytic. Goodwill and amortized intangibles related to the acquisition of Evox Rifa amounted to $17.9 million and $11.4 million, respectively, at March 31, 2008. As previously noted, goodwill related to this acquisition was written off during fiscal year 2009.

The following table highlights the Company’s other intangible assets (amounts in thousands):

	March 31, 2010		March 31, 2009
	Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization
Indefinite Lived Intangibles:
Trademarks	$7,617	$—	$7,617	$—
Amortized Intangibles:
Customer relationships, patents and other (3 - 18 years)	18,911	4,729	21,447	4,970
	$26,528	$4,729	$29,064	$4,970

For fiscal years ended March 31, 2010, 2009 and 2008 amortization related to intangibles was $2.6 million, $3.7 million and $1.8 million, respectively. The weighted average useful live of amortized intangibles was 11 years and 12 years in fiscal years ended March 31, 2010 and 2009, respectively. Estimated amortization of intangible assets for the next five fiscal years and thereafter is $1.9 million, $1.4 million, $1.3 million, $0.8 million, $0.8 million and $8.0 million.

Note 6: Asset Sales

Tantalum completed two sales of fixed assets during fiscal year 2009. In the second quarter of fiscal year 2009, the Company sold assets related to the production and sale of wet tantalum capacitors to a subsidiary of Vishay. Cash proceeds of $33.7 million were received, net of amounts held in escrow, from the sale of these assets. At the same time, the Company entered into a three-year term loan for $15.0 million with Vishay. The sale resulted in a pre-tax gain of $28.3 million, which is net of related fees and amounts held in escrow. Proceeds of $1.5 million were held in escrow to secure the Company’s obligations under the sales agreement and the Company received the entire $1.5 million in March 2010. The Company recorded the release of escrow funds as an additional gain of $1.5 million in fiscal year 2010 in the line item “Net gain on sales and disposals of assets” in the Consolidated Statements of Operations. Annual revenues generated from these assets were approximately $16.0 million.

Also during the second quarter of fiscal year 2009, the Company sold a property which was classified as held for sale as of March 31, 2008. Proceeds from this sale were $1.2 million which approximated the carrying value.

In the ordinary course of business, the Company incurs losses due to the obsolescence and disposal of fixed assets. The net losses incurred in the ordinary course of business totaled $0.5 million, $2.8 million and $0.7 million in fiscal years 2010, 2009 and 2008, respectively and are included in the line item “Net gain on sales and disposals of assets” in the Consolidated Statements of Operations.

Note 7: Commitments

The Company has agreements with distributors and certain other customers that, under certain conditions, allow for returns of overstocked inventory, provide protection against price reductions initiated by the Company and grants other sales allowances. Allowances for these commitments are included in the Consolidated Balance Sheets as reductions in trade accounts receivable. The Company adjusts sales based on historical experience. Charges against sales in fiscal years 2010, 2009 and 2008 were $56.5 million, $58.0 million and $67.6 million, respectively. Actual applications against the allowances in fiscal years 2010, 2009 and 2008 were $55.5 million, $58.9 million and $68.1 million, respectively.

The Company’s leases are primarily for distribution facilities or sales offices that expire principally between 2009 and 2018. A number of leases require the Company to pay certain executory costs (taxes, insurance, and maintenance) and contain certain renewal and purchase options. Annual rental expenses for operating leases were included in results of operations and were $7.3 million, $4.1 million and $4.2 million in fiscal years 2010, 2009, and 2008, respectively.

During fiscal year 2005, the Company subleased to a third party a 60,000 square foot facility and then leased back 5,000 square feet of this facility. Annual rental income from the sublease is included in the Consolidated Statements of Operations and was $0.2 million for fiscal years 2010, 2009 and 2008. The sublease rental expense was $0.2 million in fiscal years 2010, 2009, and 2008.

Future minimum lease payments over the next five fiscal years and thereafter under non-cancelable operating leases at March 31, 2010, are as follows (amounts in thousands):

	Fiscal Years Ended March 31,
	2011	2012	2013	2014	2015	Thereafter	Total
Minimum lease payments	$7,660	$5,547	$4,497	$2,156	$1,074	$1,273	$22,207
Sublease rental income	(238)	(238)	(251)	(252)	(252)	(21)	(1,252)
Net minimum lease payments	$7,422	$5,309	$4,246	$1,904	$822	$1,252	$20,955

Note 8: Segment and Geographic Information

The Company is organized into three distinct business groups: Tantalum, Ceramic, and Film and Electrolytic based primarily on products lines. Each business group is responsible for the operations of certain manufacturing sites as well as all related research and development efforts. The sales and marketing functions are shared by each of the business groups and the costs of which are allocated to the business groups based on the business groups’ respective budgeted net sales.

Tantalum

Tantalum operates in five manufacturing sites in Portugal, Mexico and China and maintains a product innovation center in the United States. This business group produces tantalum and aluminum polymer capacitors. Tantalum products are sold in all regions of the world.

Ceramic

Ceramic operates in two manufacturing locations in Mexico and a finishing plant in China and maintains a product innovation center in the United States. This business group produces ceramic capacitors. Ceramic products are sold in all regions of the world.

Film and Electrolytic

Film and Electrolytic operates thirteen manufacturing sites throughout Europe and Asia and maintains a product innovation center in Sweden. This business group produces film, paper, and electrolytic capacitors. Film and Electrolytic products are sold in all regions in the world.

The following tables summarize information about each segment’s net sales, operating income (loss), depreciation and amortization, capitalized expenditures and total assets (amounts in thousands):

	Fiscal Years Ended March 31,
	2010	2009	2008
Net sales:
Tantalum	$343,797	$366,675	$423,320
Ceramic	171,153	175,916	225,610
Film and Electrolytic	221,385	261,794	201,190
	$736,335	$804,385	$850,120
Operating income (loss)(1)(2)(3):
Tantalum	$28,424	$13,318	$(1,752)
Ceramic	24,374	(98,694)	(4,487)
Film and Electrolytic	(45,101)	(185,736)	(2,642)
	$7,697	$(271,112)	$(8,881)
Depreciation and amortization:
Tantalum	$29,938	$32,921	$32,181
Ceramic	9,012	11,432	14,204
Film and Electrolytic	13,694	13,772	5,990
	$52,644	$58,125	$52,375
Capital expenditures:
Tantalum	$6,572	$10,766	$17,933
Ceramic	2,603	10,662	21,855
Film and Electrolytic	3,746	9,113	3,817
	$12,921	$30,541	$43,605

	March 31,
	2010	2009
Total assets:
Tantalum	$378,344	$357,075
Ceramic	169,564	155,558
Film and Electrolytic	193,053	201,518
	$740,961	$714,151

(1)                                  Restructuring charges included in Operating income (loss) were as follows (amounts in thousands):

	Fiscal Years Ended March 31,
	2010	2009	2008
Total restructuring:
Tantalum	$1,941	$11,388	$19,046
Ceramic	543	7,143	5,125
Film and Electrolytic	6,714	12,343	1,170
	$9,198	$30,874	$25,341

(2)                                  Impairment charges and write downs included in Operating income (loss) were as follows (amounts in thousands):

	Fiscal Years Ended March 31,
	2010	2009	2008
Impairment charges and write downs:
Tantalum	$656	$26,233	$4,218
Ceramic	—	78,187	—
Film and Electrolytic	—	137,531	—
	$656	$241,951	$4,218

(3)                                  (Gain) loss on sales and disposals of assets included in Operating income (loss) were as follows (amounts in thousands):

	Fiscal Years Ended March 31,
	2010	2009	2008
(Gain) loss on sale and disposals of assets:
Tantalum	$(1,226)	$(26,435)	$(442)
Ceramic	183	1,123	(260)
Film and Electrolytic	40	(193)	—
	$(1,003)	$(25,505)	$(702)

The following highlights net sales by geographic location (amounts in thousands):

	Fiscal Years Ended March 31,(1)
	2010	2009	2008
United States	$167,638	$184,496	$212,021
Hong Kong	128,292	111,460	109,604
Europe(2)(3)	119,709	144,567	186,229
Germany	89,737	105,288	81,689
China	71,963	86,140	74,426
Asia Pacific(2)(3)	55,745	43,775	83,258
Singapore	29,045	40,649	40,567
Italy	25,155	36,977	14,982
United Kingdom	19,485	20,809	16,074
Finland	17,084	17,069	8,575
Other countries(2)	12,502	13,155	22,695
	$736,355	$804,385	$850,120

(1)                                  Revenues are attributed to countries or regions based on the location of the customer. The Company sold $86.5 million, $81.6 million and $101.0 million in fiscal years 2010, 2009 and 2008, respectively, to one customer, TTI, Inc.

(2)                                  No country included in this caption exceeded 2% of consolidated net sales for 2010, 2009, and 2008.

(3)                                  Excluding the specific countries listed in this table.

The following geographic information includes long-lived assets, based on physical location (amounts in thousands):

	March 31,
	2010	2009
Mexico	$74,148	$82,066
Italy	57,351	60,374
Portugal	66,451	78,459
United States	56,478	63,551
China	43,597	49,394
Indonesia	7,210	7,275
Finland	10,222	12,406
United Kingdom	8,967	9,594
Other	17,260	18,952
	$341,684	$382,071

Note 9: Pension and Other Post-retirement Benefit Plans

The Company sponsors defined benefit pension plans which include seven in Europe, one in Singapore and two in Mexico. The Company funds the pension liabilities in accordance with laws and regulations applicable to those plans.

The Company has two post-retirement benefit plans: health care and life insurance benefits for certain retired United States employees who reach retirement age while working for the Company. The health care plan is contributory, with participants’ contributions adjusted annually. The life insurance plan is non-contributory.

Effective March 1, 2009, the Company amended its post-retirement health care and life insurance benefit plans to eliminate all obligations for non-Union Carbide Corporation (“Union Carbide”) grandfathered retirees. As a result of this amendment, the Company recognized a curtailment gain of $30.6 million.

A summary of the changes in benefit obligations and plan assets is as follows (amounts in thousands):

	Pension		Other Benefits
	2010	2009	2010	2009
Change in Benefit Obligation
Benefit obligation at beginning of the year	$29,992	$28,973	$1,554	$15,602
Service cost	977	663	—	89
Interest cost	1,775	1,441	77	638
Plan participants’ contributions	58	60	441	1,402
Actuarial (gain) loss	3,569	1,487	172	(935)
Foreign currency exchange rate change	1,402	(5,985)	—	—
Gross benefits paid	(1,492)	(1,197)	(849)	(3,075)
Plan amendments and other	494	4,779	—	(12,167)
Curtailments	—	(229)	—	—
Benefit obligation at end of year	$36,775	$29,992	$1,395	$1,554
Change in Plan Assets
Fair value of plan assets at beginning of year	$10,730	$14,367	$—	$—
Actual return on plan assets	1,600	(966)	—	—
Foreign currency exchange rate changes	627	(2,697)	—	—
Employer contributions	1,343	1,163	408	1,673
Plan participants’ contributions	58	60	441	1,402
Gross benefits paid	(1,492)	(1,197)	(849)	(3,075)
Fair value of plan assets at end of year	$12,866	$10,730	$—	$—
Funded status at end of year
Fair value of plan assets	$12,866	$10,730	$—	$—
Benefit obligations	(36,775)	(29,992)	(1,395)	(1,554)
Amount recognized at end of year	$(23,909)	$(19,262)	$(1,395)	$(1,554)

The Company expects to contribute $2.8 million to the pension plans in fiscal year 2011, which includes benefit payments to be made for unfunded plans.

The Company expects to make no contributions to fund the post-retirement health care and life insurance benefit plans in fiscal year 2011 as the Company’s policy is to pay benefits as costs are incurred.

Amounts recognized in the Consolidated Balance Sheets consist of the following (amounts in thousands):

	Pension		Other Benefits
	2010	2009	2010	2009
Noncurrent asset	$—	$65	$—	$—
Current liability	(1,953)	(1,439)	(159)	(157)
Noncurrent liability	(21,956)	(17,888)	(1,236)	(1,397)
Amount recognized, end of year	$(23,909)	$(19,262)	$(1,395)	$(1,554)

Amounts recognized in Accumulated other comprehensive income (loss), net of tax of $1.1 million and zero as of March 31, 2010 and 2009, respectively, consist of the following (amounts in thousands):

	Pension		Other Benefits
	2010	2009	2010	2009
Net actuarial loss (gain)	$5,677	$2,347	$(2,410)	$(2,971)
Prior service cost (credit)	165	176	—	—
Accumulated other comprehensive income	$5,842	$2,523	$(2,410)	$(2,971)

Components of benefit costs consist of the following (amounts in thousands):

	Pension			Other Benefits
	2010	2009	2008	2010	2009	2008
Net service cost	$977	$662	$616	$—	$89	$117
Interest cost	1,725	1,441	941	77	638	933
Expected return on plan assets	(586)	(676)	(482)	—	—	—
Amortization:
Actuarial gain	(541)	(3)	—	(388)	(218)	(7)
Prior service (credit) cost	21	24	20	—	(1,459)	(2,376)
Curtailment gain	—	(201)	(806)	—	(30,634)	—
Net periodic benefit cost (credit)	$1,596	$1,247	$289	$(311)	$(31,584)	$(1,333)

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit costs in fiscal year 2011 are actuarial gains of $(193,000), and prior service costs of $21,000.

The asset allocation for the Company’s defined benefit pension plans at March 31, 2010 and the target allocation for 2010, by asset category, are as follows:

Asset Category	Target Allocation	Plan Assets at March 31, 2010
Insurance(1)	60%	53.6%
International equities	15	28.2
International bonds	15	17.8
Cash and cash equivalents	10	0.4
	100%	100.0%

(1)                                  Primarily comprised of assets held by the defined benefit pension plan in Switzerland. These assets are fully insured and the insurance company guarantees that the defined benefit pension plan is fully funded. These assets are also guaranteed by the government in Switzerland.

The Company’s investment strategy for its defined benefit pension plans is to maximize long-term rate of return on plan assets within an acceptable level of risk in order to minimize the cost of providing pension benefits. The investment policy establishes a target allocation range for each asset class and the fund is managed within those ranges. The plans use a number of investment approaches including insurance products, equity and fixed income funds in which the underlying securities are marketable in order to achieve this target allocation. Certain plans invest solely in insurance products. The Company continuously monitors the performance of the overall pension assets portfolio, asset allocation policies, and the performance of individual pension asset managers and makes adjustments and changes, as required. The Company does not manage any assets internally, does not have any passive investments in index funds, and does not directly utilize futures, options, or other derivative instruments or hedging strategies with regard to the pension plans; however, the investment mandate of some pension asset managers allows the use of the foregoing as components of their portfolio management strategies.

The expected rate of return was determined by modeling the expected long-term rates of return for broad categories of investments held by the plan against a number of various potential economic scenarios.

Other changes in plan assets and benefit obligations recognized in Accumulated other comprehensive income (loss) are as follows (amounts in thousands):

	Pension			Other Benefits
	2010	2009	2008	2010	2009	2008
Curtailment effects	$—	$—	$—	$—	$30,311	$—
Current year actuarial (gain) loss	2,556	3,129	(854)	172	(935)	(1,291)
Foreign currency exchange rate changes	243	(402)	—	388	—	—
Amortization of actuarial gain	541	3	—	—	218	7
Current year prior service (credit) cost	—	(29)	34	—	(12,167)	121
Amortization of prior service credit (cost)	(21)	(24)	(20)	—	1,782	2,376
Total recognized in other comprehensive income	$3,319	$2,677	$(840)	$560	$19,209	$1,213
Total recognized in net periodic benefit cost and other comprehensive income (loss)	$4,915	$3,924	$(551)	$249	$(12,375)	$(120)

In fiscal year 2009, the Company amended its post-retirement plan to eliminate all obligations for non-Union Carbide grandfathered retirees.

Each of these changes has been factored into the following benefit payments schedule for the next ten fiscal years. The Company expects to have benefit payments in the future as follows (amounts in thousands):

	Expected benefit payments
	2011	2012	2013	2014	2015	2016 - 2020
Pension benefits	$2,897	$1,331	$1,475	$1,706	$1,643	$10,747
Other benefits	163	161	160	152	147	583
	$3,060	$1,492	$1,635	$1,858	$1,790	$11,330

The following weighted-average assumptions were used to determine the projected benefit obligation at the measurement date and the net periodic cost for the pension and post-retirement plan (amounts in thousands except percentages):

	Pension		Other Benefits
	2010	2009	2010	2009
Projected benefit obligation:
Discount rate	5.1%	5.5%	4.7%	5.9%
Rate of compensation increase	2.9%	2.8%	—	—
Net periodic benefit cost:
Discount rate	5.6%	5.6%	5.9%	6.0%
Rate of compensation increase	2.3%	2.3%	—	—
Expected return on plan assets	5.5%	5.5%	—	—
Health care cost trend on covered charges	—	—	8.0%	8.0%
			decreasing to ultimate trend of 5% in 2016	decreasing to ultimate trend of 5% in 2015
Sensitivity of retiree welfare results
Effect of a one percentage point increase in assumed health care cost trend:
—On total service and interest costs components			$2	$32
—On post-retirement benefits obligation			33	42
Effect of a one percentage point decrease in assumed health care cost trend:
—On total service and interest costs components			(2)	(28)
—On post-retirement benefits obligation			(30)	(38)

The measurement date used to determine pension and post-retirement benefits is March 31.

The Company evaluated input from its third-party actuary to determine the appropriate discount rate. The determination of the discount rate is based on various factors such as the rate on bonds, term of the expected payouts, and long-term inflation factors.

The following table sets forth by level, within the fair value hierarchy as described in Note 1, the pension plan’s assets, required to be carried at fair value on a recurring basis as of March 31, 2010 (amounts in thousands):

	Fair Value March 31,	Fair Value Measurement Using			Fair Value March 31,	Fair Value Measurement Using
	2010	Level 1	Level 2	Level 3	2009	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$50	$50	$—	$—	$38	$38	$—	$—
Equity securities:
International equities	3,619	3,619	—	—	2,334	2,334	—	—
Fixed income securities:
International bonds	2,295	2,295	—	—	1,914	1,914	—	—
Insurance Contracts	6,902	—	—	6,902	6,444	—	—	6,444
Total	$12,866	$5,964	$—	$6,902	$10,730	$4,286	$—	$6,444

The table below sets forth a summary of changes in the fair value of the domestic pension plan’s Level 3 assets for the fiscal year ended March 31, 2010 (amounts in thousands):

Balance as of April 1, 2009	$6,444
Actual return on plan assets	57
Employer contributions	570
Employee contributions	58
Benefits paid	(674)
Foreign currency exchange rate change	447
Balance as of March 31, 2010	$6,902

The Company also sponsors a deferred compensation plan for highly compensated employees. The plan is non-qualified and allows certain employees to contribute to the plan. Losses net of the Company matches related to the deferred compensation plan were $0.5 million in fiscal year 2010, $0.7 million in fiscal year 2009, and $0.3 million in fiscal year 2008. Total benefits accrued under this plan were $1.5 million at March 31, 2010 and $1.2 million at March 31, 2009.

In addition, the Company has a defined contribution retirement plan (the “Savings Plan”) in which all United States employees who meet certain eligibility requirements may participate. A participant may direct the Company to contribute amounts, based on a percentage of the participant’s compensation, to the Savings Plan through the execution of salary reduction agreements. In addition, the participants may elect to make after-tax contributions. Until January 1, 2009, the Company matched contributions to the Savings Plan up to 6% of the employee’s salary. Effective January 1, 2009, the Company temporarily suspended its matching contributions, reducing contributions from 6% to 0%. Effective August 1, 2009, the Company reactivated our U.S. defined contribution retirement plan match. The Company made matching contributions of $1.0 million, $1.6 million, and $2.4 million in fiscal years 2010, 2009, and 2008, respectively. As part of the Savings Plan, employees were previously able to elect to purchase the Company’s stock. Effective January 1, 2009, the option to elect purchases of KEMET stock was eliminated. For fiscal years 2009 and 2008, the Savings Plan purchased 284,765 shares and 85,394 shares of KEMET stock, respectively.

Note 10: Income Taxes

The components of income (loss) before income taxes consist of (amounts in thousands):

	Fiscal Years Ended March 31,
	2010	2009	2008
Domestic (U.S.)	$(72,265)	$(140,663)	$(40,855)
Foreign (Outside U.S.)	7,854	(147,748)	20,751
	$(64,411)	$(288,411)	$(20,104)

The provision for Income tax expense (benefit) is as follows (amounts in thousands):

	Fiscal Years Ended March 31,
	2010	2009	2008
Current:
Federal	$—	$274	$(961)
State and local	627	96	45
Foreign	2,358	4,574	3,685
	2,985	4,944	2,769
Deferred:
State and local	358	(227)	(1,996)
Foreign	1,693	(7,919)	4,338
	2,051	(8,146)	2,342
Provision (benefit) for income taxes	$5,036	$(3,202)	$5,111

A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

	Fiscal Years Ended March 31,
	2010	2009	2008
Statutory federal income tax rate	35.0%	35.0%	35.0%
Goodwill impairment	—	(21.3)	—
Taxable foreign source income	(12.1)	(4.3)	(8.7)
Tax credits	(9.4)	3.3	38.4
Other permanent items	(0.9)	(0.1)	(4.2)
Change in valuation allowance	(17.6)	(10.8)	(89.7)
State income taxes, net of federal taxes	(0.7)	0.4	3.7
Effect of foreign operations	(2.0)	(0.9)	(3.8)
Change in tax exposure reserves	(0.1)	(0.1)	—
Benefit from amended federal returns	—	—	5.3
Other	—	(0.1)	(1.4)
Effective income tax rate	(7.8)%	1.1%	(25.4)%

The components of deferred tax assets and liabilities are as follows (amounts in thousands):

	March 31,
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$150,081	$168,086
Stock warrant	43,870	—
Tax credits	16,156	25,507
Medical and employee benefits	9,313	8,341
Sales allowances and inventory reserves	7,049	9,979
Stock options	3,727	3,316
Other	8,060	8,547
Gross deferred tax assets	238,256	223,776
Less valuation allowance	(206,087)	(195,586)
Net deferred tax assets	32,169	28,190
Deferred tax liabilities:
Depreciation and differences in basis	(18,278)	(16,922)
Amortization of intangibles and debt discounts	(15,166)	(12,858)
Non-amortized intangibles	(2,581)	(2,569)
Other	(2,038)	(1,156)
Gross deferred tax liabilities	(38,063)	(33,505)
Net deferred tax liability	$(5,894)	$(5,315)

The change in net deferred income tax asset (liability) for the current year is presented below (amounts in thousands):

Fiscal Year 2010
Balance at March 31, 2009	$(5,315)
Deferred income taxes related to continuing operations	(2,051)
Deferred income taxes related to other comprehensive income	1,065
Foreign currency translation	407
Balance at March 31, 2010	$(5,894)

As of March 31, 2010 and 2009, the Company’s gross deferred tax assets are reduced by a valuation allowance of $206.1 million and $195.6 million, respectively. A full valuation allowance on U.S. and certain foreign jurisdiction’s net deferred tax assets was determined to be necessary based on the existence of significant negative evidence such as a cumulative three-year loss of the Company. The valuation allowance increased $10.5 million during fiscal year 2010. The valuation allowance increase from the mark-to-market adjustment was partially offset by a reduction in the valuation allowance related to the utilization of federal and state net operating loss carryforwards during fiscal year 2010 and a reduction in foreign tax credits claimed.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances as of March 31, 2010. The amount of deferred tax assets considered realizable; however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

As of March 31, 2010, the Company has U.S. net operating loss carryforwards for federal and state income tax purposes of $290.2 million and $339.7 million, respectively. These net operating losses are available to offset future federal and state taxable income, if any, through 2029. Foreign subsidiaries in Italy, Portugal, Finland, Sweden, China, Switzerland, and Bulgaria had net operating loss carryforwards totaling $152.0 million of which $16.0 million will expire in one year if unused. There is a greater likelihood of not realizing the future tax benefits of these deferred tax assets; and accordingly, the Company has recorded valuation allowances related to the net deferred tax assets in these jurisdictions.

Utilization of the Company’s net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended (the “Code”) and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss and tax credit carryforwards before utilization. The issuance of the Closing Warrant may have given rise to an “ownership change” for purposes of Section 382 of the Code. If such an ownership change were deemed to have occurred, the amount of our taxable income that could be offset by the Company’s net operating loss carryovers in taxable years after the ownership change would be severely limited. While the Company believes that the issuance of the Closing Warrant did not result in an ownership change for purposes of Section 382 of the Code, there is no assurance that the Company’s view will be unchallenged. Moreover, a future exercise of part or all of the Closing Warrant may give rise to an ownership change in the future.

At March 31, 2010, $0.6 million of the $150.1 million deferred tax asset for net operating losses represented losses generated by stock option deductions in excess of book expense. The valuation allowance related to the $0.6 million deferred tax asset generated by stock option deductions would be credited to equity when recognized.

Deferred tax expense (benefit) of $1.1 million was attributed to other comprehensive income (loss) for the fiscal year ended March 31, 2010.

The Company conducts business in China through subsidiaries that qualify for a tax holiday. The tax holiday will terminate on January 1, 2012 for one subsidiary, and January 1, 2013 for two other subsidiaries. For calendar years 2009, 2010 and 2011 the statutory tax rate of 25% is reduced to 10%, 11% and 24%, respectively for the one subsidiary. For the other two subsidiaries, for calendar years 2009, 2010, 2011 and 2012, the statutory rate of 25% is reduced to 0%, 12.5%,

12.5% and 12.5%, respectively. For the fiscal year ended March 31, 2010, the Company realized a tax benefit of $1.5 million from the tax holiday.

At March 31, 2010, unremitted earnings of the subsidiaries outside the United States were deemed to be permanently invested. The Company has $43.4 million of unremitted foreign earnings. No current plans are expected for repatriation and no deferred tax liability was recognized with regard to such earnings. It is not practicable to estimate the income tax liability that might be incurred if such earnings were remitted to the United States.

At March 31, 2010, the Company had $5.0 million of unrecognized tax benefits. A reconciliation of gross unrecognized tax benefits (excluding interest and penalties) is as follows (amounts in thousands):

	Fiscal Years Ended March 31,
	2010	2009
Beginning of fiscal year	$5,010	$4,995
Additions for tax positions of the current year	266	283
Additions for tax positions of prior years	56	430
Reductions for tax positions of prior years	—	(128)
Lapse in statute of limitations	—	(48)
Settlements	(322)	(522)
End of fiscal year	$5,010	$5,010

At March 31, 2010 $0.4 million of the $5.0 million of unrecognized tax benefits would affect the Company’s effective tax rate, if recognized. The Company does not expect that the balances with respect to its uncertain tax positions will change significantly during fiscal year 2011.

The Company files income tax returns in the U.S. and multiple foreign jurisdictions, including various state and local jurisdictions. The U.S. Internal Revenue Service concluded its examinations of the Company’s U.S. federal tax returns for all tax years through 2003. Because of net operating losses, the Company’s U.S. federal returns for 2003 and later years will remain subject to examination until the losses are utilized. With few exceptions, the Company is no longer subject to foreign income tax examinations by tax authorities for years before fiscal year 2004.

The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within its global operations in income tax expense. The Company had $0.2 million and $0.3 million of accrued interest and penalties at March 31, 2010 and March 31, 2009, respectively, which is included as a component of income tax expense. During fiscal year 2010, the Company did not recognize any potential interest associated with uncertain tax positions. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

Note 11: Stock-Based Compensation

The Company’s stock-based compensation plans are broad-based, long-term retention programs intended to attract and retain talented employees and align stockholder and employee interests. The major components of share-based compensation expense are as follows (amounts in thousands):

	Fiscal Years Ended March 31,
	2010	2009	2008
Employee stock options	$665	$1,158	$1,622
Performance vesting stock options	—	—	940
Restricted stock	39	238	452
Long-term incentive plan	1,161	(326)	326
	$1,865	$1,070	$3,340

For fiscal years 2010, 2009 and 2008, compensation expense associated with all stock-based compensation plans of $1.4 million, $0.8 million and $1.9 million, respectively was recorded in the line item “Selling, general and administrative expense” on the Consolidated Statements of Operations. For fiscal years 2010, 2009 and 2008, compensation expense associated with all share-based compensation plans of $0.5 million, $0.3 million and $1.4 million, respectively was recorded in the line item “Cost of sales” on the Consolidated Statements of Operations.

Employee Stock Options

At March 31, 2010, the Company had three option plans that reserved shares of common stock for issuance to executives and key employees: the 1992 Key Employee Stock Option Plan, the 1995 Executive Stock Plan, and the 2004 Long-Term Equity Incentive Plan. All of these plans were approved by the Company’s stockholders. These plans authorized the grant of up to 12.1 million shares of the Company’s common stock. The Company has no plans to purchase additional shares in conjunction with its employee stock option program in the near future. Options issued under these plans vest in one or two years and expire ten years from the grant date.

Employee stock option activity for fiscal year 2010 is as follows (amounts in thousands, except exercise price, fair value and contractual life):

	Options	Weighted- Average Exercise Price
Outstanding at March 31, 2009	3,527	$8.26
Granted	1,667	1.03
Forfeited	(93)	6.35
Expired	(461)	11.80
Outstanding at March 31, 2010	4,640	5.35
Exercisable at March 31, 2010	2,360	$9.51
Remaining weighted average contractual life of options exercisable (years)		4.8

The weighed average grant-date fair value during fiscal years 2010, 2009 and 2008 was $0.49, $0.47 and $3.45. The total estimated fair value of shares vested during fiscal years 2010, 2009 and 2008 was $1.3 million, $1.3 million and $3.4 million, respectively.

The following table sets forth the exercise prices, the number of options outstanding and exercisable and the remaining contractual lives of the Company’s stock options as of March 31, 2010 (amounts in thousands except exercise price and contractual life):

Options Outstanding				Options Exercisable
Range of Exercise Prices ($)	Number Outstanding at 3/31/10	Weighted-Average Remaining Contractual Life (years)	Weighted-Average Exercise Price ($)	Number Exercisable at 3/31/10	Weighted-Average Exercise Price ($)
0.29 to 0.57	826	9.3	0.57	—	—
0.58 to 1.32	538	8.6	0.78	—	—
1.33 to 2.77	915	9.5	1.62	—	—
2.78 to 7.25	601	5.5	6.97	600	6.97
7.26 to 7.72	635	7.2	7.57	635	7.57
7.73 to 11.50	485	4.1	8.44	485	8.44
11.51 to 14.50	356	3.6	12.77	356	12.77
14.51 to 17.50	284	1.3	16.93	284	16.93
	4,640	7.0	5.35	2,360	9.51

As of March 31, 2010, the intrinsic value related to options outstanding or exercisable was $1.0 million. Total unrecognized compensation cost, net of estimated forfeitures, related to non-vested options was $1.0 million as of March 31, 2010. This cost is expected to be recognized over a weighted- average period of 1.5 years. At March 31, 2010 and 2009, respectively, the weighted average exercise price of stock options expected to vest was $1.04 and $3.64, respectively.

The Company measures the fair value of each employee stock option grant at the date of grant using a Black-Scholes option pricing model. This model requires the input of assumptions regarding a number of complex and subjective variables that will usually have a significant impact on the fair value estimate. The following table summarizes the weighted average assumptions used in the Black-Scholes valuation model to value stock option grants:

	Fiscal Years Ended March 31,
	2010	2009	2008
Assumptions:
Expected volatility	64.6%	58.8%	40.5%
Risk-free interest rate	3.2%	3.5%	3.6%
Expected option lives in years	3.2	3.5	6.0
Dividend yield	—	—	—

The expected volatility is based on a seven year historical volatility calculation of the Company’s stock price. The risk-free rate is based on the U.S. Treasury yield with a maturity commensurate with the expected term, which was between three years and six years for the fiscal years ended March 31, 2010, 2009 and 2008. The expected term is based on the Company’s historical option term which considers the weighted-average vesting, contractual term and two-year cliff vesting. In addition, stock-based compensation expense is calculated based on the number of awards that are ultimately expected to vest, and therefore has been reduced for estimated forfeitures. The Company’s estimate of expected forfeitures is based on the Company’s actual historical annual forfeiture rate of 3.6%. The estimated forfeiture rate, which is evaluated each balance sheet date throughout the life of the award, provides a time-based adjustment of forfeited shares. The estimated forfeiture rate is reassessed at each balance sheet date and may change based on new facts and circumstances. The dividend yield is based on a set dividend rate of 0.0% as the Company has not paid and does not anticipate paying dividends.

All options plans provide that options to purchase shares be supported by the Company’s authorized but unissued common stock or treasury stock. All restricted stock and performance awards are also supported by the Company’s authorized but unissued common stock or treasury stock. The prices of the options granted pursuant to these plans are not less than 100% of the value of the shares on the date of the grant.

Performance Vesting Stock Options

During fiscal year 2006, the Company issued 500,000 performance awards with a weighted-average exercise price of $8.05 to the Chief Executive Officer which will entitle him to receive shares of common stock if and when the stock price maintains certain thresholds. These awards are open ended until they vest and will have a ten-year life after vesting or will expire on the third year following retirement, whichever comes first. Effective March 4, 2010, 250,000 of these awards were voluntarily relinquished and no concurrent grant, replacement award or other valuable consideration was provided.

The weighted-average grant-date fair value of these awards was $5.64 per share.

The Company measured the fair value of each performance stock award at the date of grant using the Monte Carlo option pricing model with the following assumptions:

Fiscal Year Ended March 31, 2007
Assumptions:
Expected volatility	49.2%
Risk-free interest rate	4.5%
Expected option lives in years	6.0
Dividend yield	—

Restricted stock activity for fiscal year 2010 is as follows (amounts in thousands except fair value):

	Shares	Weighted- average Fair Value on Grant Date ($)
Non-vested restricted stock at beginning of period	18	0.51
Granted	318	1.26
Vested	(68)	0.35
Non-vested restricted stock at end of period	268	1.44

Restricted Stock

The Company grants shares of restricted stock to members of the Board of Directors and the Chief Executive Officer. Restricted stock granted to the Board of Directors vests in one year while restricted stock granted to the Chief Executive Officer vests immediately. The contractual term on restricted stock is indefinite. As of March 31, 2010, unrecognized compensation costs related to the unvested restricted stock share based compensation arrangements granted was $0.4 million. The expense is estimated to be recognized over a period of one year. As of March 31, 2009, unrecognized compensation costs related to the unvested restricted stock share based compensation arrangements granted was $9,000. The costs were recognized over a period of one year.

Restricted Stock and Long-Term Incentive Plans (“LTIP”)

2007/2008 LTIP

In fiscal year 2007, the Board of Directors approved a long-term incentive plan (“2007/2008 LTIP”) which entitled the holders to receive restricted shares of common stock in May 2008 if certain performance measures were met as compared to a peer group index and if the Company met a prescribed two year earnings per share target for the combined fiscal years ending in March 2007 and 2008. Effective May 15, 2008, the measurement date, management determined that the earnings per share target was achieved and as such 180,000 shares were owed to plan participants.

The Company measured the fair value of each peer company performance stock award at the date of grant using the Monte Carlo option pricing model with the following assumptions:

Fiscal Year Ended March 31, 2007
Assumptions:
Expected volatility	38.0%
Risk-free interest rate	4.8%
Expected option lives in years	1.5
Dividend yield	—

2008/2009 LTIP

In fiscal year 2008, the Board of Directors approved a long-term incentive plan (“2008/2009 LTIP”) which entitled the participants to receive up to 134,153 shares of common stock of the Company in May 2009 if certain performance measures were met as compared to the S&P 600 Smallcap Index and up to 249,140 shares if the Company met a prescribed two year earnings per share target. During the first quarter of fiscal year 2009, all of the participants in the 2008/2009 LTIP entered into cancellation agreements; and accordingly, the 2008/2009 LTIP was cancelled.

The Company measured the fair value of each peer company performance stock award at the date of grant using the Monte Carlo option pricing model with the following assumptions:

Fiscal Year Ended March 31, 2008
Assumptions:
Expected volatility	38.0%
Risk-free interest rate	4.8%
Expected option lives in years	1.5
Dividend yield	—

2009/2010 LTIP

During the first quarter of fiscal year 2009, the Board of Directors approved a long-term incentive plan (“2009/2010 LTIP”) based upon the achievement of an earnings per share target for the combined fiscal years ending in March 2009 and 2010. These awards vest on the measurement date of May 15, 2010.

The 2009/2010 LTIP entitles the participants to receive up to 685,799 shares of KEMET common stock if the target financial metric is realized. Each fiscal quarter, the Company assessed the likelihood of meeting the target financial metric and concluded in each quarter that the target would not be achieved. Accordingly, no compensation expense was recorded during fiscal year 2010 or 2009.

2010/2011 LTIP

During the first quarter of fiscal year 2010, the Board of Directors approved a new long-term incentive plan (“2010/2011 LTIP”) based upon the achievement of an EBITDA target for the combined fiscal years ending in March 2010 and 2011. The 2010/2011 LTIP provides for an award which will be paid out in cash.

The 2010/2011 LTIP entitles the participants to receive cash and at the time of the award and at the sole discretion of the compensation committee they may receive up to 15% of the award as shares of KEMET common stock. Each fiscal quarter the Company assessed the likelihood of meeting the target financial metric and recognized compensation expense for fiscal year 2010 of $2.2 million and the related liability is reflected in the line item “Other non-current obligations” on the Consolidated Balance Sheets.

In the Operating activities section of the Consolidated Statements of Cash Flows, stock-based compensation expense was treated as an adjustment to net loss for fiscal years 2010, 2009 and 2008.

Note 12: Supplemental Balance Sheets and Statements of Operations Detail (amounts in thousands)

	March 31,
	2010	2009
Accounts receivable:
Trade	$144,889	$128,778
Other	10,731	7,307
	155,620	136,085
Allowance for doubtful accounts	(2,925)	(4,000)
Ship-from-stock and debit	(7,404)	(8,551)
Returns	(1,685)	(1,405)
Rebates	(1,096)	(174)
Price protection	(346)	(164)
Other	(369)	(1,652)
	$141,795	$120,139
Inventories:
Raw materials and supplies	$60,758	$59,687
Work in process	52,158	48,105
Finished goods	37,592	47,189
	$150,508	$154,981

		March 31,
	Useful life (years)	2010	2009
Property, plant and equipment:
Land and land improvements	20	$22,939	$22,765
Buildings	20 - 40	141,617	138,341
Machinery and equipment	10	775,899	771,274
Furniture and fixtures	4 - 10	53,520	49,553
Construction in progress		12,861	23,010
Total property and equipment		1,006,836	1,004,943
Accumulated depreciation		(686,958)	(646,966)
		$319,878	$357,977
Accrued expenses:
Salaries, wages, and related employee costs		$22,382	$13,971
Vacation		10,673	10,455
European social security accrual		5,057	4,534
Restructuring		8,121	5,643
Interest		2,661	4,254
Distribution expense		2,592	2,468
Pension and postretirement medical plans		2,112	1,596
Other		10,008	10,672
		$63,606	$53,593
Other non-current obligations:
Pension and postretirement medical plans		$23,191	$19,285
Employee separation liability		20,059	21,140
European social security accrual		7,037	12,018
Long term incentive plan accrual		2,170	—
Deferred compensation		1,558	1,192
Long-term lease		589	567
Non-current restructuring		276	2,250
Other		746	864
		$55,626	$57,316

	Fiscal Years Ended March 31,
	2010	2009	2008
Other (income) expense, net:
Foreign exchange transaction (gains) losses, net	$4,105	$(14,079)	$(5,316)
Loss on sale of securities	—	—	341
Other	16	(5)	563
	$4,121	$(14,084)	$(4,412)

Note 13: Contingencies

The Company or its subsidiaries are at any one time parties to a number of lawsuits arising out of their respective operations, including workers’ compensation or work place safety cases, some of which involve claims of substantial damages. Although there can be no assurance, based upon information known to the Company, the Company does not believe that any liability which might result from an adverse determination of such lawsuits would have a material adverse effect on the Company’s financial condition or results of operations.

Note 14: Loss Per Share

Basic earnings per share calculation is based on the weighted-average number of common shares outstanding. Diluted earnings per share calculation is based on the weighted-average number of common shares outstanding adjusted by the number of additional shares that would have been outstanding had the potentially dilutive common shares been issued. Potentially dilutive shares of common stock include stock options and Closing Warrant.

The following table presents the basic and diluted weighted-average number of shares of common stock (amounts in thousands, except per share data):

	Fiscal Years Ended March 31,
	2010	2009	2008
Net loss	$(69,447)	$(285,209)	$(25,215)
Weighted-average common shares outstanding	80,912	80,572	83,400
Effect of potentially dilutive securities:
Stock options and Closing Warrant	—	—	—
Weighted-average shares outstanding (diluted)	80,912	80,572	83,400
Basic and diluted loss per share	$(0.86)	$(3.54)	$(0.30)

Note 15: Common Stock

The Board of Directors previously authorized a share buyback program to purchase up to 11.3 million shares of its common stock on the open market. On February 1, 2008, the Company announced that it was reactivating its share buyback program. Under the terms of the approval by its Board, the Company is authorized to repurchase up to 5.9 million shares of its common stock. Through March 31, 2008, the Company purchased 3.7 million shares for $18.2 million and no additional shares were repurchased during fiscal years 2010 and 2009. At March 31, 2010 and 2009, the Company held 7.4 million shares and 7.7 million, respectively shares of treasury stock at a cost of $56.9 million and $59.4 million, respectively.

Note 16: Acquisitions

Fiscal Year 2008 Acquisitions

Evox Rifa Group Oyj

On April 24, 2007, pursuant to the terms of a Combination Agreement between KEMET Electronics Corporation, a wholly-owned subsidiary of KEMET Corporation, and Evox Rifa, the Company purchased 92.7% of Evox Rifa pursuant to a tender offer which commenced on March 12, 2007, and was completed on April 12, 2007. Evox Rifa had 178.2 million shares outstanding at the time of the commencement of the tender offer. The Company purchased 165.2 million shares at a price of €0.12 per share or €19.8 million ($27.0 million). The Company announced at the time that it intended to acquire the remaining outstanding shares pursuant to a squeeze-out process. Following the settlement of the completion trades relating to the tender offer, Evox Rifa became a subsidiary of the Company. In September 2007, the Company completed the squeeze-out process and accordingly, purchased the remaining outstanding shares of Evox Rifa for €1.8 million ($2.4 million). This additional amount is considered part of the purchase price of the acquisition.

In addition, pursuant to the tender offer, the Company offered to acquire all of the outstanding loan notes under the convertible capital loan issued by Evox Rifa for a consideration corresponding to the aggregate of the nominal amount per loan note of €100 plus accrued interest up to and including the closing date of the tender offer. The outstanding amount of the loan notes and accrued interest at the time of the commencement of the tender offer totaled €5.9 million ($8.1 million). Holders of 95.7% of the convertible capital loan notes issued by Evox Rifa tendered their loan notes pursuant to the tender offer; and consequently, the Company redeemed these notes as of April 24, 2007. In addition to the payment made for the shares and loan notes, the Company assumed €19.5 million ($26.6 million) in outstanding indebtedness of Evox Rifa.

The Company acquired Evox Rifa to expand its product offerings and technology base and to strengthen its business in the European marketplace.

The acquisition of Evox Rifa, included in operating results from the acquisition date, was accounted for using the purchase method and accordingly, the purchase price was allocated to the assets purchased and liabilities assumed based upon their respective fair values at the date of the acquisition. The fair value, at the date of acquisition, of the net assets acquired and the liabilities assumed were $105.2 million and $64.4 million, respectively. The excess of the purchase price over the fair value of the net assets acquired, at the acquisition date, of $15.3 million was recorded as goodwill. Goodwill is not deductible for tax purposes. The fair value of intangible assets, other than goodwill, was $10.0 million and based, in part, on a valuation using an income approach and estimates and assumptions provided by management.

The total purchase price for Evox Rifa was $40.8 million and is comprised of (amounts in millions):

Common stock purchases	$29.9
Acquisition of convertible debt	8.1
Acquisition related costs	2.8
$40.8

The purchase price was determined through arms-length negotiations between representatives of the Company and Evox Rifa.

The following table presents the final allocations of the aggregate purchase price based on the assets and liabilities estimated fair values (amounts in millions):

Fair Value
Cash	$1.7
Accounts receivable	23.7
Inventories	24.1
Other current assets	1.8
Property, plant and equipment	28.6
Intangible assets	10.0
Goodwill	15.3
Current liabilities	(46.5)
Other long-term obligations	(17.9)
Total net assets acquired	$40.8

The assigned fair value of $10.0 million relating to intangible assets includes values of $6.4 million for customer relationships, $3.1 million for technology, and $0.5 million for favorable lease-hold agreements. In fiscal year 2009, all of the goodwill related to Evox Rifa was impaired.

Arcotronics Italia S.p.A.

On October 12, 2007, pursuant to the terms of a Stock Purchase Agreement between KEMET Electronics Corporation, a wholly owned subsidiary of KEMET Corporation, and Blue Skye (Lux) S.à r.l. (“Blue Skye”), the Company purchased 100% of Arcotronics from Blue Skye. The acquisition includes manufacturing facilities in Sasso Marconi, Monghidoro, and Vergato, Italy; Landsberg, Germany; Towcester, United Kingdom; Kyustendil, Bulgaria; and Anting-Shanghai, China.

The Company paid €17.5 million ($24.8 million) for 100% of the outstanding share capital of Arcotronics, assumed net financial debt of € 98.0 million ($138.9 million), and certain other long-term liabilities of the company totaling €35.1 million ($49.8 million).

The Company acquired Arcotronics to expand its newly-acquired Film and Electrolytic business segment on a global scale. The Company was specifically attracted to Arcotronics’ product offerings and technology base.

The acquisition of Arcotronics, included in operating results from the acquisition date, was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets purchased and liabilities assumed based upon their fair values at the date of the acquisition. The fair value of the net assets acquired and the liabilities assumed were $212.4 million and $294.9 million, respectively. The allocation of the purchase price was based upon their respective fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired of $115.7 million was recorded as goodwill. Goodwill is not deductible for income tax purposes. The fair value of intangible assets, other than goodwill, was $10.8 million and based, in part, on a valuation using an income approach and estimates and assumptions provided by management.

In connection with the acquisition, the Company entered into credit facilities with UniCredit whereby UniCredit agreed to lend to the Company up to €47.0 million ($66.8 million). The Company used a portion of this facility to repay a portion of the outstanding indebtedness of Arcotronics, with the balance available for general corporate purposes.

The total purchase price for Arcotronics was $33.3 million which includes (amounts in millions):

Common stock purchases	$24.8
Acquisition related costs	8.5
Total purchase price	$33.3

The purchase price was determined through arms-length negotiations between representatives of the Company and Blue Skye.

The following table presents the final allocations of the aggregate purchase price based on the assets and liabilities estimated fair values (amounts in millions):

Fair Value
Cash	$2.6
Accounts receivable	62.2
Inventories	42.4
Assets held for sale	5.7
Other current assets	3.1
Property, plant and equipment	84.2
Other long term assets	1.6
Intangible assets	10.8
Goodwill	115.7
Current liabilities	(106.3)
Short- and long-term debt	(138.9)
Other long-term obligations	(49.8)
Total net assets acquired	$33.3

In fiscal year 2009, all of the goodwill related to Arcotronics was impaired.

The following table presents the amounts assigned to intangible assets (amounts in millions except useful life data):

	Fair Value	Useful Life (years)
Customer relationships	$7.3	16
Trademarks	2.8	3
Technology and other	0.7	5
	$10.8

Subsequent to the acquisition, on November 28, 2007, the Company entered into a Quota Purchase Agreement (the “Agreement”) with Morphic Business Development AB (“Morphic”), whereby the Company sold to Morphic its 80% corporate capital share in Arcotronics Fuel Cells S.r.l. In conjunction with the Agreement, Morphic paid consideration for the purchase of the aforementioned shares the amount of €4.0 million ($5.7 million). No gain or loss was recorded as a result of this sale.

Unaudited Pro Forma Financial Information

The unaudited financial information in the table below summarizes the combined results of operations of the Company, Arcotronics and Evox Rifa, on a pro forma basis, as though the companies had been combined as of the beginning of each of the periods presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of fiscal year 2008 (amounts in millions, except per share data):

Net sales	$949.9
Net loss	(33.0)
Net loss per share:
Basic and diluted	$(0.40)

The above amounts for the fiscal year ended March 31, 2008 reflect adjustments for depreciation of the revalued properties, amortization of the intangibles acquired, a reduction in interest income for the cash used to purchase the business, a reduction in the interest expense on the convertible notes that the Company purchased, and related tax effects for the aforementioned adjustments. The unaudited pro forma financial information for fiscal year 2008 combines the historical results of the Company and six months of pro forma results for Arcotronics. The pro forma amounts do not include anticipated synergies from the acquisition.

Note 17: Quarterly Results of Operations (Unaudited)

The following table sets forth certain quarterly information for fiscal years 2010 and 2009. This information, in the opinion of our management, reflects all adjustments (consisting only of normal recurring adjustments) necessary to present fairly this information when read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein (amounts in thousands except per share data):

	Fiscal Year 2010 Quarters Ended
	June 30	September 30	December 31	March 31
Net sales	$150,167	$173,265	$199,923	$212,980
Operating income (loss)(1)	(2,501)	(2,887)	6,236	6,849
Net income (loss)	25,090	(93,075)	(1,779)	317
Net income (loss) per share (basic and diluted)	$0.31	$(1.15)	$(0.02)	$—

	Fiscal Year 2009 Quarters Ended
	June 30	September 30	December 31	March 31
Net sales(2)	$242,844	$234,819	$190,679	$136,043
Operating income (loss)(1)	(180,631)	(79,478)	(8,191)	(2,812)
Net income (loss)	(189,375)	(85,068)	(13,148)	2,382
Net income (loss) per share (basic and diluted)	$(2.36)	$(1.06)	$(0.16)	$0.03

(1)                                  Operating income (loss) as a percentage of net sales fluctuates from quarter to quarter due to a number of factors, including net sales fluctuations, restructuring and impairment charges, product mix, the timing and expense of moving product lines to lower-cost locations, and the relative mix of sales among distributors, original equipment manufacturers, electronic manufacturing service providers and non-recurring charges including goodwill impairment, the write-down of long lived assets, the net gain on sales and disposals of assets and curtailment gains on benefit plans.

(2)                                  The global economic downturn worsened over the course of fiscal year 2009 and led to sequentially decreasing sales in each quarter, particularly in the fourth quarter. This decrease in sales is attributable to distributors reducing their inventories in order to allow them to operate in line with forecasted customer demand and lower demand from our electronic manufacturing services and original equipment manufacturing customers.

Note 18: Subsequent Events

The Company has evaluated events and material transactions for potential recognition or disclosure occurring between the end of the Company’s fiscal year and the time that this Form 10-K was filed with the SEC.

On May 5, 2010, the Company completed a private placement of $230.0 million in aggregate principal amount of the Company’s 10.5% Senior Notes due 2018 to several initial purchasers (the “Initial Purchasers”) represented by Banc of America Securities LLC pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers subsequently sold the 10.5% Senior Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside of the United States pursuant to Regulation S under the Securities Act.

The private placement of the 10.5% Senior Notes resulted in proceeds to the Company of $222.2 million. The Company used a portion of the proceeds of the private placement to repay all of its outstanding indebtedness under the Company’s credit facility with K Financing, LLC, the Company’s €60 million credit facility and €35 million credit facility with UniCredit and the Company’s term loan with Vishay and used a portion of the remaining proceeds to fund a previously announced tender offer to purchase $40.5 million in aggregate principal amount of the Company’s Convertible Notes due 2026 and to pay costs incurred in connection with the private placement, the tender offer and the foregoing repayments. The Company incurred approximately $6.4 million in fees and expense reimbursements related to the execution of this offering, these costs are capitalized and will be amortized over the term of the 10.5% Senior Notes.

The 10.5% Senior Notes were issued pursuant to an Indenture (the “10.5% Senior Notes Indenture”), dated as of May 5, 2010, by and among the Company, the Company’s domestic restricted subsidiaries (the “Guarantors”) and Wilmington Trust Company, as trustee (the “Trustee”). The 10.5% Senior Notes will mature on May 1, 2018, and bear interest at a stated rate of 10.5% per annum, payable semi-annually in cash in arrears on May 1 and November 1 of each year, beginning on November 1, 2010. The 10.5% Senior Notes are senior obligations of the Company and will be guaranteed by each of the Guarantors and secured by a first priority lien on 51% of the capital stock of certain of the Company’s foreign restricted subsidiaries.

The terms of the 10.5% Senior Notes Indenture will, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness or issue certain preferred stock; (ii) pay dividends on, or make distributions in respect of, their capital stock or repurchase their capital stock; (iii) make certain investments or other restricted payments; (iv) sell certain assets; (v) create liens or use assets as security in other transactions; (vi) enter into sale and leaseback transactions; (vii) merge, consolidate or transfer or dispose of substantially all of their assets; (viii) engage in certain transactions with affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important limitations and exceptions that are described in the 10.5% Senior Notes Indenture.

The 10.5% Senior Notes will be redeemable, in whole or in part, on any time on or after May 1, 2014, at the redemption prices specified in the 10.5% Senior Notes Indenture. At any time prior to May 1, 2013, the Company may redeem up to 35% of the aggregate principal amount of the 10.5% Senior Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 110.5% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to May 1, 2014, the Company may redeem the 10.5% Senior Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 10.5% Senior Notes so redeemed, plus a “make whole” premium and together with accrued and unpaid interest, if any, to the redemption date.

Upon the occurrence of a change of control triggering event specified in the 10.5% Senior Notes Indenture, the Company must offer to purchase the 10.5% Senior Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

The 10.5% Senior Notes Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the 10.5% Senior Notes Indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. The 10.5% Senior Notes Indenture also provides for events of default with respect to the collateral, which include default in the performance of (or repudiation, disaffirmation or judgment of unenforceability or assertion of unenforceability) by the Company or a Guarantor with respect to the provision of security documents under the 10.5% Senior Notes Indenture. These events of default are subject to a number of important qualifications, limitations and exceptions that are described in the 10.5% Senior Notes Indenture. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding 10.5% Senior Notes may declare the principal of and accrued but unpaid interest, including additional interest, on all the 10.5% Senior Notes to be due and payable.

On May 17, 2010, the Company consummated a tender offer tender offer to purchase $40.5 million in aggregate principal amount of the Company’s Convertible Notes. The Company used $37.9 million from the bond offering discussed above to extinguish the tendered notes. The Company incurred approximately $0.2 million in fees and expense reimbursements related to the execution of this tender offer, these fees will be included in the loss on extinguishment. The Company funded these costs primarily with proceeds from the 10.5% Senior Notes offering.

Registration Rights Agreement

On May 5, 2010, in connection with the private placement of the 10.5% Senior Notes, the Company, the Guarantors and the initial purchasers of the 10.5% Senior Notes entered into a Registration Rights Agreement (the “Registration Rights Agreement”). The terms of the Registration Rights Agreement require the Company and the Guarantors to (i) use their commercially reasonable efforts to file with the Securities and Exchange Commission within 210 days after the date of the initial issuance of the 10.5% Senior Notes, a registration statement with respect to an offer to exchange the 10.5% Senior Notes for a new issue of debt securities registered under the Securities Act, with terms substantially identical to those of the 10.5% Senior Notes (except for provisions relating to the transfer restrictions and payment of additional interest); (ii) use their commercially reasonable efforts to consummate such exchange offer within 270 days after the date of the initial issuance of the 10.5% Senior Notes; and (iii) in certain circumstances, file a shelf registration statement for the resale of the 10.5% Senior Notes. If the Company and the Guarantors fail to satisfy their registration obligations under the Registration Rights Agreement, then the Company will be required to pay additional interest to the holders of the 10.5% Senior Notes, up to a maximum additional interest rate of 1.0% per annum.

The foregoing description of the 10.5% Senior Notes Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 10.5% Senior Notes Indenture and Registration Rights Agreement.

Note 19: Financials of Guarantors

As discussed in Note 18, “Subsequent Events”, the Company’s 10.5% Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by certain of the Company’s 100% owned domestic subsidiaries (“Guarantor Subsidiaries”) and secured by a first priority lien on 51% of the capital stock of certain of the Company’s foreign restricted subsidiaries (“Non-Guarantor Subsidiaries”).  The Company’s guarantor subsidiaries are not consistent with the Company’s business groups or geographic operations; accordingly this basis of presentation is not intended to present the Company’s financial condition, results of operations or cash flows for any purpose other than to comply with the specific requirements for subsidiary guarantor reporting. We are required to present condensed consolidating financial information in order for the subsidiary guarantors of the Company’s public debt to be exempt from reporting under the Securities Exchange Act of 1934.

Condensed consolidating financial statements for the Company’s Guarantor Subsidiaries and Non-Guarantor Subsidiaries are presented in the following tables (amounts in thousands):

Consolidating Balance Sheet

March 31, 2010

		Guarantor	Non-Guarantor	Reclassifications
	Parent	Subsidiaries	Subsidiaries	and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$11,602	$54,707	$12,890	$—	$79,199
Accounts receivable, net	—	48,797	92,998	—	141,795
Intercompany receivable	189,207	170,268	138,548	(498,023)	—
Inventories, net	—	85,603	65,182	(277)	150,508
Prepaid expenses and other	1,476	5,908	6,996	—	14,380
Deferred income taxes	42	(1,066)	3,153	—	2,129
Total current assets	202,327	364,217	319,767	(498,300)	388,011
Property and equipment, net	158	88,155	231,565	—	319,878
Investments in subsidiaries	213,201	327,617	—	(540,818)	—
Intangible assets, net	—	9,615	12,191	—	21,806
Other assets	8,690	1,651	925	—	11,266
Long-term intercompany receivable	85,576	97,083	—	(182,659)	—
Total assets	$509,952	$888,338	$564,448	$(1,221,777)	$740,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,387	$—	$7,493	$—	$17,880
Accounts payable, trade	40	32,481	46,308	—	78,829
Intercompany payable	165	393,011	105,125	(498,301)	—
Accrued expenses	4,551	19,771	39,284	—	63,606
Income taxes payable	—	—	1,096	—	1,096
Total current liabilities	15,143	445,263	199,306	(498,301)	161,411
Long-term debt, less current portion	210,495	14,999	6,135	—	231,629
Other non-current obligations	—	5,383	50,243	—	55,626
Deferred income taxes	42	(386)	8,367	—	8,023
Long-term intercompany payable	—	85,576	97,082	(182,658)	—
Stockholders’ equity	284,272	337,503	203,315	(540,818)	284,272

Total liabilities and stockholders’ equity	$509,952	$888,338	$564,448	$(1,221,777)	$740,961

Consolidating Balance Sheet

March 31, 2009

		Guarantor	Non-Guarantor	Reclassifications
	Parent	Subsidiaries	Subsidiaries	and Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$27	$25,868	$13,309	$—	$39,204
Accounts receivable, net	31	47,302	72,806	—	120,139
Intercompany receivable	182,792	140,007	71,453	(394,252)	—
Inventories, net	—	84,524	70,633	(176)	154,981
Prepaid expenses and other	576	4,539	6,130	—	11,245
Deferred income taxes	—	(1,419)	1,570	—	151
Total current assets	183,426	300,821	235,901	(394,428)	325,720
Property and equipment, net	138	102,513	255,326	—	357,977
Investments in subsidiaries	215,394	323,341	—	(538,735)	—
Intangible assets, net	—	7,626	16,468	—	24,094
Other assets	3,490	1,229	1,641	—	6,360
Long-term intercompany receivable	116,083	106,894	—	(222,977)	—
Total assets	$518,531	$842,424	$509,336	$(1,156,140)	$714,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$18,361	$—	$7,633	$—	$25,994
Accounts payable, trade	49	45,781	4,034	—	49,864
Intercompany payable	104	311,371	82,953	(394,428)	—
Accrued expenses	4,280	14,756	34,557	—	53,593
Income taxes payable	(950)	1,122	955	—	1,127
Total current liabilities	21,844	373,030	130,132	(394,428)	130,578
Long-term debt, less current portion	256,705	15,000	9,047	—	280,752
Other non-current obligations	—	2,935	54,381	—	57,316
Deferred income taxes	(57)	(1,051)	6,574	—	5,466
Long-term intercompany payable	—	116,083	106,894	(222,977)	—
Stockholders’ equity	240,039	336,427	202,308	(538,735)	240,039

Total liabilities and stockholders’ equity	$518,531	$842,424	$509,336	$(1,156,140)	$714,151

Consolidating Statements of Operations

Fiscal Year Ended March 31, 2010

		Guarantor	Non-Guarantor	Reclassifications
	Parent	Subsidiaries	Subsidiaries	and Eliminations	Consolidated
Net sales	$—	$706,700	$757,587	$(727,952)	$736,335

Operating costs and expenses:
Cost of sales	—	606,361	698,823	(693,546)	611,638
Selling, general and administrative expenses	32,339	50,047	38,368	(34,669)	86,085
Research and development	—	16,820	5,244	—	22,064
Restructuring charges	—	1,486	7,712	—	9,198
Write down of long-lived assets	—	—	656	—	656
Net (gain) loss on sales and disposals of assets	—	2,717	(3,720)	—	(1,003)
Total operating costs and expenses	32,339	677,431	747,083	(728,215)	728,638

Operating income (loss)	(32,339)	29,269	10,504	263	7,697

Interest income	—	(119)	(69)	—	(188)
Interest expense	24,849	238	921	—	26,008
Increase in value of warrant	81,088	—	—	—	81,088
Gain on early extinguishment of debt	(38,921)	—	—	—	(38,921)
Other (income) expense, net	(32,196)	35,893	424	—	4,121
Equity in earnings of subsidiaries	1,789	—	—	(1,789)	—
Income (loss) before income taxes	(68,948)	(6,743)	9,228	2,052	(64,411)

Income tax expense	499	485	4,052	—	5,036

Net income (loss)	$(69,447)	$(7,228)	$5,176	$2,052	$(69,447)

Consolidating Statements of Operations

Fiscal Year Ended March 31, 2009

		Guarantor	Non-Guarantor	Reclassifications
	Parent	Subsidiaries	Subsidiaries	and Eliminations	Consolidated
Net sales	$—	$708,272	$820,228	$(724,115)	$804,385

Operating costs and expenses:
Cost of sales	—	652,757	772,160	(688,366)	736,551
Selling, general and administrative expenses	27,428	55,457	44,422	(33,802)	93,505
Research and development	—	20,292	8,757	(93)	28,956
Restructuring charges	—	16,831	14,043	—	30,874
Goodwill impairment	—	43,528	130,799	—	174,327
Write down of long-lived assets	—	58,002	9,622	—	67,624
Net (gain) loss on sales and disposals of assets	13	(25,810)	(35)	327	(25,505)
Curtailment gains on benefit plans	—	(30,835)	—	—	(30,835)
Total operating costs and expenses	27,441	790,222	979,768	(721,934)	1,075,497

Operating loss	(27,441)	(81,950)	(159,540)	(2,181)	(271,112)

Interest income	(4,550)	(409)	(203)	4,544	(618)
Interest expense	22,752	6,316	5,265	(4,544)	29,789
Gain on early extinguishment of debt	2,212	—	—	—	2,212
Other (income) expense, net	(28,816)	33,282	(18,761)	211	(14,084)
Equity in earnings of subsidiaries	266,131	—	—	(266,131)	—
Income (loss) before income taxes	(285,170)	(121,139)	(145,841)	263,739	(288,411)

Income tax expense (benefit)	39	104	(3,345)	—	(3,202)

Net income (loss)	$(285,209)	$(121,243)	$(142,496)	$263,739	$(285,209)

Consolidating Statements of Operations

Fiscal Year Ended March 31, 2008

		Guarantor	Non-Guarantor	Reclassifications
	Parent	Subsidiaries	Subsidiaries	and Eliminations	Consolidated
Net sales	$—	$713,980	$851,280	$(715,140)	$850,120

Operating costs and expenses:
Cost of sales	—	601,881	760,775	(665,850)	696,806
Selling, general and administrative expenses	30,898	72,023	43,024	(48,306)	97,639
Research and development	—	26,945	8,754	—	35,699
Restructuring charges	—	15,037	10,304	—	25,341
Write down of long-lived assets	—	1,204	3,014	—	4,218
Net (gain) loss on sales and disposals of assets	—	(800)	98	—	(702)
Total operating costs and expenses	30,898	716,290	825,969	(714,156)	859,001

Operating income (loss)	(30,898)	(2,310)	25,311	(984)	(8,881)

Interest income	(4,363)	(5,638)	(265)	4,205	(6,061)
Interest expense	20,237	3,849	1,815	(4,205)	21,696
Other (income) expense, net	(33,891)	27,740	1,739	—	(4,412)
Equity in earnings of subsidiaries	12,294	—	—	(12,294)	—
Income (loss) before income taxes	(25,175)	(28,261)	22,022	11,310	(20,104)

Income tax expense (benefit)	40	(3,764)	8,835	—	5,111

Net income (loss)	$(25,215)	$(24,497)	$13,187	$11,310	$(25,215)

Condensed Consolidating Statements of Cash Flows

Fiscal Year Ended March 31, 2010

		Guarantor	Non-Guarantor	Reclassifications
	Parent	Subsidiaries	Subsidiaries	and Eliminations	Consolidated
Sources (uses) of cash and cash equivalents
Net cash provided by (used in) operating activities	$(885)	$33,746	$21,759	$—	$54,620

Investing activities:
Capital expenditures	(56)	(3,200)	(9,665)	—	(12,921)
Proceeds from sale of assets	—	1,500	—	—	1,500
Net cash used in investing activities	(56)	(1,700)	(9,665)	—	(11,421)

Financing activities:
Proceeds from issuance of debt	57,830	—	4,563	—	62,393
Payments of long-term debt	(49,565)	—	(7,929)	—	(57,494)
Permanent intercompany financing	12,062	(12,062)	—	—	—
Debt issuance costs	(7,811)	—	—	—	(7,811)
Dividends received (paid)	—	8,883	(8,883)	—	—
Net cash provided by (used in) financing activities	12,516	(3,179)	(12,249)	—	(2,912)
Net increase (decrease) in cash and cash equivalents	11,575	28,867	(155)	—	40,287
Effect of foreign currency fluctuations on cash	—	(28)	(264)	—	(292)
Cash and cash equivalents at beginning of fiscal period	27	25,868	13,309	—	39,204
Cash and cash equivalents at end of fiscal period	$11,602	$54,707	$12,890	$—	$79,199

Condensed Consolidating Statements of Cash Flows

Fiscal Year Ended March 31, 2009

		Guarantor	Non-Guarantor	Reclassifications
	Parent	Subsidiaries	Subsidiaries	and Eliminations	Consolidated
Sources (uses) of cash and cash equivalents
Net cash provided by (used in) operating activities	$(3,143)	$(2,610)	$11,478	$—	$5,725

Investing activities:
Capital expenditures	(135)	(13,921)	(16,485)	—	(30,541)
Proceeds from sale of assets	—	34,870	—	—	34,870
Acquisitions net of cash received	—	(1,000)	—	—	(1,000)
Change in restricted cash	—	3,900	—	—	3,900
Net cash provided by (used in) investing activities	(135)	23,849	(16,485)	—	7,229

Financing activities:
Proceeds from issuance of debt	—	15,000	8,317	—	23,317
Payments of debt	(62,575)	—	(12,912)	—	(75,487)
Permanent intercompany financing	62,575	(62,575)	—	—	—
Debt issuance costs	(1,574)	—	—	—	(1,574)
Proceeds from sale of common stock to employee savings plan	249	—	—	—	249
Purchases of treasury stock	1,346	25,541	(26,887)	—	—
Net cash provided by (used in) financing activities	21	(22,034)	(31,482)	—	(53,495)
Net decrease in cash and cash equivalents	(3,257)	(795)	(36,489)	—	(40,541)
Effect of foreign currency fluctuations on cash	—	455	(2,093)	—	(1,638)
Cash and cash equivalents at beginning of fiscal period	3,284	26,208	51,891	—	81,383
Cash and cash equivalents at end of fiscal period	$27	$25,868	$13,309	$—	$39,204

Condensed Consolidating Statements of Cash Flows

Fiscal Year Ended March 31, 2008

		Guarantor	Non-Guarantor	Reclassifications
	Parent	Subsidiaries	Subsidiaries	and Eliminations	Consolidated
Sources (uses) of cash and cash equivalents
Net cash provided by (used in) operating activities	$(2,724)	$(66,710)	$48,871	$—	$(20,563)

Investing activities:
Capital expenditures	—	(28,870)	(14,735)	—	(43,605)
Proceeds from sale of assets	—	—	3,018	—	3,018
Acquisitions, net of cash received	—	(69,896)	—	—	(69,896)
Change in restricted cash	—	(37)	—	—	(37)
Proceeds from sale of assets	—	—	5,759	—	5,759
Proceeds from sale of assets	—	46,076	—	—	46,076
Other	—	—	(768)	—	(768)
Net cash used in investing activities	—	(52,727)	(6,726)	—	(59,453)

Financing activities:
Proceeds from issuance of debt	142,014	—	—	—	142,014
Payments of long-term debt	(20,000)	—	(150,150)	—	(170,150)
Permanent intercompany financing	(100,883)	(38,221)	139,104	—	—
Debt issuance costs	(602)	—	—	—	(602)
Dividends received (paid)	575	—	—	—	575
Purchases of treasury stock	(18,221)	—	—	—	(18,221)
Proceeds from exercise of stock options	131	—	—	—	131
Net cash provided by (used in) financing activities	3,014	(38,221)	(11,046)	—	(46,253)
Net increase (decrease) in cash and cash equivalents	290	(157,658)	31,099	—	(126,269)
Effect of foreign currency fluctuations on cash	—	—	1,963	—	1,963
Cash and cash equivalents at beginning of fiscal period	2,994	183,866	18,829	—	205,689
Cash and cash equivalents at end of fiscal period	$3,284	$26,208	$51,891	$—	$81,383